 Exhibit (a)(1)(i)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
GOODRICH PETROLEUM CORPORATION
at
$23.00 per Share
by
PALOMA VI MERGER SUB, INC.,
a wholly owned subsidiary of
PALOMA PARTNERS VI HOLDINGS, LLC
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M. MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 23, 2021 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 22, 2021), UNLESS THE OFFER IS EXTENDED.
The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of November 21, 2021 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Goodrich Petroleum Corporation, a Delaware corporation (“Goodrich”), Paloma Partners VI Holdings, LLC, a Delaware limited liability company (“Paloma”), and Paloma VI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Paloma (“Purchaser”). Purchaser is offering to purchase any and all of the shares of common stock, par value $0.01 per share (the “Shares”), of Goodrich that are issued and outstanding at a price of $23.00 per Share, in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”
Pursuant to the Merger Agreement, as soon as practicable following the Acceptance Time (as defined below), on a date and at a time specified by Paloma (and in any event within two (2) business days after the Acceptance Time) and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Goodrich will be merged with and into Purchaser (the “Merger”) without a meeting of the stockholders of Goodrich in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Purchaser continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Paloma. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Paloma, Purchaser or certain of their affiliates and Shares held in treasury by Goodrich or by any of its wholly owned subsidiaries, which Shares (including Shares accepted for purchase by the Purchaser pursuant to the Offer) will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.
On November 21, 2021, the board of directors of Goodrich (the “Goodrich Board”) unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (collectively, the “Transactions”), are in the best interests of, and advisable to, Goodrich and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) resolved that the Merger be effected pursuant to

Section 251(h) of the DGCL and (iv) resolved, subject to the terms of the Merger Agreement, to recommend that Goodrich’s stockholders tender their Shares into the Offer.
Contemporaneously with the execution and delivery of the Merger Agreement, certain stockholders of Goodrich (the “Supporting Stockholders”) entered into Tender and Support Agreements (as defined below) with Paloma and Purchaser pursuant to which each such person agreed, among other things, to tender all of the Shares beneficially owned by such person in the Offer. After giving effect to the conversion of the Convertible Notes owned by one of the Supporting Stockholders (who has agreed to convert its Convertible Notes and tender, pursuant to the Offer, the Shares issued upon conversion), the Supporting Stockholders and Paloma own, in the aggregate, a majority of the outstanding Shares.
The Offer is not subject to any financing condition.  The Offer is conditioned upon (i) there being validly tendered , in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6)(f) of the DGCL) and not validly withdrawn prior to 12:00 A.M. midnight, New York City time, on December 23, 2021 (one minute after 11:59 P.M., New York City time, on December 22, 2021) (the “Expiration Time,” unless Purchaser extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Time” will mean the earliest time and date at which the Offer, as so extended, will expire) a number of Shares that, together with Shares owned by Paloma, would represent more than one-half ( 1∕2) of all Shares then outstanding and (ii) other customary conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.” After the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Paloma, Purchaser and Goodrich will cause the Merger to become effective as soon as practicable without a meeting of stockholders of Goodrich in accordance with Section 251(h) of the DGCL.
A summary of the principal terms of the Offer appears on pages i through viii. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders Call Toll-Free: (866) 207-2356
Banks and Brokers Call Collect: (212) 269-5550
Email: GDP@dfking.com
November 24, 2021

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Time, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.
If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”
To tender Shares subject to issuance upon the conversion of the 13.50% convertible second lien senior secured notes due 2023 of the Company (the “Convertible Notes”), you must first convert the applicable Convertible Notes in the manner specified in the indenture governing such Convertible Notes. Because of the time required to do so, holders of the Convertible Notes should convert such Convertible Notes promptly following the commencement of the Offer.
*****
Questions and requests for assistance and additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET
Securities Sought:	Any and all of the shares of common stock, par value $0.01 per share (the “Shares”), of Goodrich Petroleum Corporation, a Delaware corporation (“Goodrich”), that are issued and outstanding.
Price Offered Per Share:	$23.00 per Share, in cash (the “Offer Price”), without interest, less any applicable withholding taxes.
Scheduled Expiration Time:	12:00 A.M. midnight, New York City time, on December 23, 2021 (one minute after 11:59 P.M., New York City time, on December 22, 2021), unless the Offer (as defined below) is extended.
Purchaser:	Paloma VI Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Paloma Partners VI Holdings, LLC, a Delaware limited liability company (“Paloma”).
Goodrich Board Recommendation:	On November 21, 2021, the board of directors of Goodrich (the “Goodrich Board”) unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (as defined below) (collectively, the “Transactions”), are in the best interests of, and advisable to, Goodrich and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and (iv) resolved, subject to the terms of the Merger Agreement, to recommend that Goodrich’s stockholders tender their Shares into the Offer.
Supporting Stockholders	Contemporaneously with the execution and delivery of the Merger Agreement, certain stockholders of Goodrich (the “Supporting Stockholders”) entered into Tender and Support Agreements with Paloma and Purchaser pursuant to which each such person agreed, among other things, to tender all of the Shares beneficially owned by such person in the Offer. After giving effect to the conversion of the Convertible Notes owned by one of the Supporting Stockholders (who has agreed to convert its Convertible Notes and tender, pursuant to the Offer, the Shares issued upon conversion), the Supporting Stockholders and Paloma own, in the aggregate, a majority of the outstanding Shares.
The following are some questions that you, as a stockholder of Goodrich, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to D.F. King & Co., Inc., our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

i

Who is offering to buy my Shares?
We are a wholly owned subsidiary of Paloma, incorporated under the laws of the State of Delaware and were recently formed for the purpose of making the Offer and thereafter consummating the merger (the “Merger”) with Goodrich, with us continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly owned subsidiary of Paloma. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. Paloma is a limited liability company formed under the laws of the State of Delaware. See the “Introduction” and Section 8 — “Certain Information Concerning Purchaser and Paloma.”
How many Shares are you offering to purchase in the Offer?
We are making the Offer to purchase any and all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of November 21, 2021, by and among Goodrich, Paloma and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Goodrich, while allowing Goodrich’s stockholders an opportunity to receive the Offer Price promptly (and in any event within three (3) business days after our acceptance of such Shares) by tendering their Shares pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Paloma and Goodrich will consummate the Merger as soon as practicable thereafter (and in any event within two (2) business days) without any action by the stockholders of Goodrich in accordance with Section 251(h) of the DGCL. At the effective time of the Merger (the “Effective Time”), we, as the Surviving Corporation, will remain a wholly owned subsidiary of Paloma. See Section 12 — “Purpose of the Offer; Plans for Goodrich.”
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $23.00 per Share in cash, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
What does the Goodrich Board recommend?
On November 21, 2021, the Goodrich Board unanimously (i) determined that the Merger Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of, and advisable to, Goodrich and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and (iv) resolved, subject to the terms of the Merger Agreement, to recommend that Goodrich’s stockholders tender their Shares into the Offer.
See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for Goodrich” and Goodrich’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that will be filed with the Securities and Exchange Commission (the “SEC”). The Schedule 14D-9 will be mailed to Goodrich’s stockholders in connection with the Offer together with, or as soon as practicable after the mailing of, this Offer to Purchase, the Letter of Transmittal and other related materials.

What are the most significant conditions to the Offer?
The Offer is conditioned upon, among other things:
(a)   there being validly tendered, in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6)(f) of the DGCL) and not validly withdrawn prior to the Expiration Time that number of Shares that, together with Shares owned by Paloma, would represent more than one-half (1/2) of all Shares then outstanding (the “Minimum Condition”); and
(b)   other customary conditions described in Section 15 — “Conditions to the Offer.”
Subject to certain exceptions, we and Paloma may waive any condition, in whole or in part, other than the Minimum Condition and the condition that the Merger Agreement shall not have been terminated in accordance with its terms, at any time and from time to time, without Goodrich’s consent. See Section 15 — “Conditions to the Offer.”
Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
Yes.  In connection with the execution of the Merger Agreement, we and Paloma have entered into Tender and Support Agreements, dated as of November 21, 2021 (collectively, the “Tender and Support Agreements”), with each of the Supporting Stockholders (as defined in Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements”), pursuant to which, among other things, the Supporting Stockholders have agreed to tender all of their Shares pursuant to the Offer, and, subject to certain exceptions, not to withdraw or transfer any of the Shares that are subject to the Tender and Support Agreement. As of the date of the Offer, the Supporting Stockholders beneficially owned, in the aggregate, Shares representing approximately 41% of all outstanding Shares, after giving effect to the conversion of the 13.50% convertible second lien senior secured notes due 2023 of the Company (the “Convertible Notes”) owned by one of the Supporting Stockholders (who has agreed to convert its Convertible Notes and tender, pursuant to the Offer, the Shares issued upon conversion), based upon information provided by Goodrich and the Supporting Stockholders. See Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements.” Furthermore, pursuant to the Stock Purchase Agreement, dated November 21, 2021 (the “Purchase Agreement”), between Paloma and a fund affiliated with LS Power Development, LLC (such fund, “LS Power”), Paloma purchased from LS Power 1,838,510 Shares (the “Paloma Shares”). As a result, based on the number of shares outstanding as of November 17, 2021, and excluding any Shares issuable upon the conversion of the Convertible Notes, Paloma owned 12.8% of the total Shares outstanding upon the consummation of the purchase of the Paloma Shares. See Section 11 — “The Merger Agreement; Other Agreements — Purchase Agreement.” Furthermore, after giving effect to the conversion of the Convertible Notes owned by one of the Supporting Stockholders (who has agreed to convert its Convertible Notes and tender, pursuant to the Offer, the Shares issued upon conversion), the Supporting Stockholders and Paloma own, in the aggregate, a majority of the outstanding Shares.
Is the Offer subject to any financing condition?
No.  The Offer is not subject to any financing condition.
Do you have the financial resources to pay for all Shares?
Yes.  The total amount of funds required by us to purchase and pay for all Shares pursuant to the Offer and the Merger and to pay related fees, expenses and other amounts payable pursuant to the Merger Agreement is approximately $425 million. Paloma, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered and not validly withdrawn in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. Paloma expects to fund such cash requirements from a combination of its available cash on hand, funds available pursuant to its existing credit facilities and funds available pursuant to the equity commitment letter, dated November 21, 2021 (the “Equity Commitment Letter”), from EnCap Energy Capital Fund XI, L.P., a Texas limited partnership and an affiliate of Paloma and Purchaser (“EnCap”), pursuant to which EnCap has committed, severally and not jointly, subject to the conditions of the Equity Commitment Letter, to provide up to $550 million in aggregate in equity capital (the “Equity Financing”) in order to provide us with the requisite cash (i) to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer, (ii) to fund the merger consideration for the Merger and (iii) for other corporate purposes including payment of amounts, including amounts outstanding under Goodrich’s credit facility, if required. See Section 9 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender pursuant to the Offer?
No.  We do not believe our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all Shares solely for cash;

•
Paloma has sufficient funds, through a combination of cash on hand, funds available pursuant to its existing credit facilities and funds available pursuant to the Equity Commitment Letter, in order to provide us with the requisite cash to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger;

•
the consummation of the Offer is not subject to any financing condition; and

•
if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price).

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
What percentage of Shares do you or your affiliates currently own?
Pursuant to the Purchase Agreement, Paloma purchased from LS Power 1,838,510 Paloma Shares. As a result based on the number of shares outstanding as of November 17, 2021, and excluding any Shares issuable upon the conversion of the Convertible Notes, Paloma owned 12.8% of the total Shares outstanding upon the consummation of the purchase of the Paloma Shares.
How long do I have to decide whether to tender pursuant to the Offer?
You will be able to tender your Shares pursuant to the Offer until 12:00 A.M. midnight, New York City time, on December 23, 2021 (one minute after 11:59 P.M., New York City time, on December 22, 2021) (the “Expiration Time,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Time” will mean the earliest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Signature Guarantees”) may guarantee that the missing items will be received by American Stock Transfer & Trust Company, LLC, our depositary for the Offer (the “Depositary”), within three (3) NYSE American LLC (“NYSE American”) trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?
Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Time, but in no event will we be required to extend the Offer beyond the End Date (as defined below).
Pursuant to the Merger Agreement, we are required to extend the Offer:
•
for periods of not more than 10 business days each (the length of each such period to be determined by us), or such other number of business days as we determine, but not beyond the End Date, in order to permit the satisfaction of all remaining conditions (subject to our and Paloma’s right to waive any condition to the Offer (other than the Minimum Condition and the condition that the Merger Agreement shall not have been terminated in accordance with its terms) in accordance with the Merger Agreement), if at any scheduled Expiration Time, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we and Paloma may not waive without Goodrich’s consent); and
•
for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or the NYSE American or its staff, provided that we are not obligated to extend the Offer beyond the End Date.

The Merger Agreement provides that we are not required to extend the Offer beyond the End Date. The “End Date” means May 21, 2022.
How will I be notified if the time period during which I can tender my Shares pursuant to the Offer is extended?
If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time. See Section 1 — “Terms of the Offer.”
How do I tender my Shares pursuant to the Offer?
To tender your Shares pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer of Uncertificated Shares (as defined below), either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Time. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company (“DTC”). You should contact the institution that holds your Shares for more details.
If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Time, you may gain extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Time and must then receive the missing items within three (3) NYSE American trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”
To tender Shares subject to issuance upon the conversion of Convertible Notes, you must first convert the applicable Convertible Notes in the manner specified in the indenture governing such Convertible Notes. Because of the time required to do so, holders of the Convertible Notes should convert such Convertible Notes promptly following the commencement of the Offer.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after January 23, 2022, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”
How do I properly withdraw previously tendered Shares?
To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of

v

Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”
Upon the successful consummation of the Offer, will Shares continue to be publicly traded?
No.  Following the Acceptance Time, we, Paloma and Goodrich expect to consummate the Merger as soon as practicable (and in any event within two (2) business days after the Acceptance Time) in accordance with Section 251(h) of the DGCL, after which we as the Surviving Corporation will remain a wholly owned subsidiary of Paloma. Following the consummation of the Merger, we intend to cause Goodrich’s common stock to be delisted from the NYSE American and deregistered under the Securities Exchange Act of 1934, as amended, and the regulations thereunder (the “Exchange Act”), and the Shares will no longer be publicly traded. See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?
Yes. If at least such number of Shares as satisfies the Minimum Condition are validly tendered and not properly withdrawn and received by us in the Offer, and the other conditions to the Merger are satisfied or waived (see Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Merger Closing Conditions”), then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of Goodrich’s stockholders pursuant to Section 251(h) of the DGCL. See Section 13 — “Certain Effects of the Offer.”
If you do not consummate the Offer, will you nevertheless consummate the Merger?
No.  None of us, Paloma or Goodrich are under any obligation to pursue or consummate the Merger if the Offer has not been consummated.
Will there be a subsequent offering period?
No.  Pursuant to Section 251(h) of the DGCL and due to the obligation of Paloma, us and Goodrich to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Acceptance Time, there will not be a subsequent offering period for the Offer. See Section 1 — “Terms of the Offer.”
If I object to the price being offered, will I have appraisal rights?
Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value, in lieu of the consideration that such holder of Shares would be entitled to receive pursuant to the Merger Agreement. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.” Within 10 business days of the commencement of the Offer, Goodrich will distribute the Schedule 14D-9, which contains important information regarding how a holder of Shares may exercise its appraisal rights.
If I decide not to tender my Shares pursuant to the Offer, how will the Offer affect my Shares?
Following the Acceptance Time and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Paloma and Goodrich will consummate the Merger as soon as practicable (and in any event within two (2) business days after the Acceptance Time). If the Merger is consummated, then stockholders who did not tender their Shares pursuant to the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares pursuant to the Offer (that is, the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with the DGCL. Therefore, if the Merger takes place, the only differences to you between tendering your Shares pursuant to the Offer and not tendering your Shares pursuant to the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Offer or the Merger. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger.
Furthermore, following the Offer, it is possible that the Shares might no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers. See Section 13 — “Certain Effects of the Offer.”
See Section 11 — “The Merger Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”
What is the market value of my Shares as of a recent date and the “premium” I am receiving?
The Offer Price of $23.00 per Share represents an approximate:
•
7% premium to the closing price per Share reported on the NYSE American on November 19, 2021, the last full trading day before we announced the execution of the Merger Agreement and the Offer; and

•
47% premium to the Company’s year-to-date volume-weighted average price as of November 19, 2021, the last full trading day before we announced the execution of the Merger Agreement and the Offer.

On November 23, 2021, the last trading day before we commenced the Offer, the closing price of Shares reported on the NYSE American was $23.05 per Share.
We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”
If I tender my Shares, when and how will I get paid?
If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to promptly (and in any event within three (3) business days after our acceptance of such Shares) receive an amount equal to the number of Shares you tendered pursuant to the Offer multiplied by the Offer Price, in cash, without interest, less any applicable withholding taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price for all validly tendered Shares accepted for payment with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing your Shares or a confirmation of a book-entry transfer of your Uncertificated Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer of your Uncertificated Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal, and (iii) any other required documents for your Shares. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
What will happen to my equity awards in the Offer?
The Offer is being made only for Shares, and not for restricted awards (“Goodrich Restricted Stock Awards”), Goodrich phantom stock (“Goodrich Phantom Stock Awards”) and Goodrich phantom stock subject to performance-based awards (“Goodrich Performance Awards,” and collectively with Goodrich Restricted Stock Awards and Goodrich Phantom Stock Awards, the “Goodrich Stock Awards”) issued by

Goodrich under the Goodrich Equity Plan. Holders of outstanding Goodrich Stock Awards may participate in the Offer only if they become vested in such Goodrich Stock Awards, as applicable, and settle them for Shares in accordance with the terms of the Goodrich Equity Plan and other applicable Goodrich award agreements and tender the Shares, if any, issued in connection with such vesting and settlement. Any such settlement needs to be completed sufficiently in advance of the Expiration Time to assure that the holder of such outstanding Goodrich Stock Awards, as applicable, will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Immediately prior to the Acceptance Time, each such Goodrich Restricted Stock Award, Goodrich Phantom Stock Award and Goodrich Performance Award (whether vested or unvested) that is outstanding immediately prior to the Acceptance Time will automatically be converted into the right to receive, at the Effective Time, in cash an amount equal to the product of (i) the Offer Price and (ii) the total number of Shares subject to such Goodrich Stock Award.
See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Goodrich Stock Awards.”
What are the U.S. federal income tax consequences of the Offer and the Merger?
The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”). In general, you will recognize gain or loss equal to the difference between the amount of cash you receive pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) and your adjusted tax basis in your Shares exchanged therefor. If you are a U.S. Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”), you should not be subject to U.S. federal income tax on gain recognized on Shares you tender pursuant to the Offer or exchange in the Merger (or pursuant to the exercise of appraisal right) unless (A) you own, or have owned, actually or directly or indirectly, more than 5% of the outstanding Shares at any time during the shorter of the five-year period ending on the date of the sale pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights), whichever is applicable, or the Non-U.S. Holder’s holding period for the Shares or (B) the Shares are not “regularly traded on an established securities market” for U.S. federal income tax purposes at the effective time of the sale pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights). You should consult your tax advisor about the particular tax consequences to you of tendering your Shares pursuant to the Offer or exchanging your Shares in the Merger (or pursuant to the exercise of appraisal rights). See Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger (or pursuant to the exercise of appraisal rights).
To whom should I talk if I have additional questions about the Offer?
You may call D.F. King & Co., Inc., the Information Agent, toll-free at (866) 207-2356. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of Goodrich Petroleum Corporation:
INTRODUCTION
The Offer is being made pursuant to the Merger Agreement by and among Paloma, Goodrich and us. We are offering to purchase any and all of the issued and outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.
The Offer and the withdrawal rights will expire at the Expiration Time, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.
If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is enclosed with the Letter of Transmittal or applicable IRS Form W-8, you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”
Pursuant to the provisions of the Merger Agreement, as soon as practicable following the Acceptance Time, on a date and at a time specified by Paloma (and in any event within two (2) business days after the Acceptance Time, and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Paloma and Goodrich will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Paloma and Goodrich agree in writing and specify in the Certificate of Merger, at which time Purchaser will become the Surviving Corporation and a wholly owned subsidiary of Paloma. At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Paloma, Purchaser or certain of their affiliates and Shares held in treasury by Goodrich or by any of its wholly owned subsidiaries (in each case, other than any such Shares held in a fiduciary capacity or otherwise on behalf of third parties), which Shares (including Shares accepted for purchase by the Purchaser pursuant to the Offer) will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor (the “Cancelled Shares”). Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.
Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.”
On November 21, 2021, the Goodrich Board unanimously (i) determined that the Merger Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of, and advisable to, Goodrich and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and (iv) resolved, subject to the terms of the Merger Agreement, to recommend that Goodrich’s stockholders tender their Shares into the Offer.
A more complete description of the Goodrich Board’s reasons for authorizing and approving the Merger Agreement and the Transactions, including the Offer and the Merger, will be set forth in the

Schedule 14D-9 that is being filed with the SEC. The Schedule 14D-9 will be mailed to Goodrich’s stockholders in connection with the Offer together with, or as soon as practicable after the mailing of, this Offer to Purchase, the Letter of Transmittal and other related materials. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.
The Offer is not subject to any financing condition.
The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other customary conditions described in Section 15 — “Conditions to the Offer.”
According to Goodrich, as of November 17, 2021, there were issued and outstanding 14,391,104 Shares, 311,188 Warrants exercisable for an aggregate of 511,624 Shares, and the following number of Shares reserved for issuance: (i) 503,439 Shares reserved for issuance under the Goodrich Equity Plan, of which there were outstanding 226,425 Shares subject to issuance upon vesting of Goodrich Phantom Stock Awards and 277,014 Shares subject to issuance upon vesting of Goodrich Performance Awards (based on target performance), (ii) 511,624 Shares reserved for issuance upon exercise of the outstanding Warrants and (iii) 1,534,563 Shares reserved for issuance upon conversion of the outstanding 13.50% convertible second lien senior secured notes due 2023 (the “Convertible Notes”). If all the Warrants and Convertible Notes outstanding on the date hereof were exercised or converted, as applicable, in full on November 17, 2021, in accordance with the terms thereof, 2,046,187 Shares would be issued to the holders thereof upon such exercise or conversion, as applicable. Assuming that no other Shares were or are issued after November 17, 2021 and no options, restricted shares, restricted stock units or other equity-based awards denominated in Shares have been granted or have expired after November 17, 2021, the Minimum Condition would be satisfied if at least 8,468,348 Shares are validly tendered and not properly withdrawn prior to the Expiration Time, which number of Shares, together with Shares owned by Paloma, represents more than one-half (1/2) of all Shares issued and outstanding on November 17, 2021, less Shares held in treasury by Goodrich.
Contemporaneously with the execution and delivery of the Merger Agreement, the Supporting Stockholders entered the Tender and Support Agreements with Paloma and Purchaser (collectively, the “Tender and Support Agreements”) pursuant to which each such person agreed, among other things, to tender all of the Shares beneficially owned by such person in the Offer. After giving effect to the conversion of the Convertible Notes owned by one of the Supporting Stockholders (who has agreed to convert its Convertible Notes and tender, pursuant to the Offer, the Shares issued upon conversion), the Supporting Stockholders and Paloma own, in the aggregate, a majority of the outstanding Shares.
The Merger will be governed by Section 251(h) of the DGCL. Accordingly, after the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Paloma, we and Goodrich will cause the Merger to become effective as soon as practicable without a meeting of stockholders of Goodrich in accordance with Section 251(h) of the DGCL. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Application of Section 251(h) of the DGCL.” From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) our directors at the Effective Time will be the directors of the Surviving Corporation and (ii) our officers at the Effective Time will be the officers of the Surviving Corporation.
Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value, in lieu of the consideration that such holder of Shares would be entitled to receive pursuant to the Merger Agreement. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”
This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.   Terms of the Offer.
Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will promptly accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time as permitted under Section 4 — “Withdrawal Rights.”
The Offer is not subject to any financing condition. The Offer is conditioned upon the satisfaction of the Minimum Condition and the other customary conditions described in Section 15 — “Conditions to the Offer.”
We and Paloma expressly reserve the right from time to time to waive any of the conditions described in Section 15 — “Conditions to the Offer” to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that neither we nor Paloma will, without the prior written consent of Goodrich, (i) waive or change the Minimum Condition or the condition that the Merger Agreement shall not have been terminated in accordance with its terms, (ii) decrease the Offer Price other than as a result of customary adjustments specified in Section 3.07 of the Merger Agreement, (iii) change the form of consideration payable in the Offer, (iv) decrease the number of Shares sought to be purchased in the Offer, (v) extend or otherwise change the Expiration Time except as otherwise provided in the Merger Agreement or (vi) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the conditions to the Offer in a manner that broadens such conditions or adversely affects holders of Shares generally.
There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, following the Acceptance Time and satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Paloma and Goodrich will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable (and in any event within two (2) business days after the Acceptance Time). Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
The Merger Agreement separately provides that we are required to extend the Offer for periods of not more than 10 business days each (the length of each such period to be determined by us), or such other number of business days as we determine, to permit the satisfaction of all remaining conditions (subject to our and Paloma’s right to waive any condition to the Offer (other than the Minimum Condition and the condition that the Merger Agreement shall not have been terminated in accordance with its terms)), if at any scheduled Expiration Time, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition and the condition that the Merger Agreement shall not have been terminated in accordance with its terms, which we and Paloma may not waive without Goodrich’s consent), and for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or the NYSE American or its staff, provided that we are not obligated to extend the Offer beyond May 21, 2022. For purposes of the Offer, as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.
If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the time we accept for payment Shares tendered in the Offer (the “Acceptance Time”) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the

Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten (10) business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Time, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.
Any extension, delay, termination, waiver or amendment of the Offer will be followed as soon as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.
Goodrich has provided us with Goodrich’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Goodrich’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.   Acceptance for Payment and Payment for Shares.
Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will promptly accept for payment and promptly (and in any event within three (3) business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time pursuant to the Offer.
In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
•
for Shares held as physical certificates, the certificates evidencing such Shares (“Share Certificates”) or, for Shares held in book-entry form, confirmation of a book-entry transfer of such Uncertificated Shares (a “Book-Entry Confirmation”) into the Depositary’s account at DTC, in each case pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares;”

•
a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•
any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the

Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and Goodrich.
If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), in each case, promptly following the expiration or termination of the Offer.
We reserve the right to transfer or assign in whole or in part from time to time to Paloma or one or more direct or indirect wholly owned subsidiaries of Paloma the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not properly withdrawn pursuant to the Offer.
3.   Procedures for Accepting the Offer and Tendering Shares.
Valid Tender of Shares.  No alternative, conditional or contingent tenders will be accepted. In order for a Goodrich stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:
•
for Shares held as physical certificates, the Share Certificates, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Time;

•
for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “— Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Time; or

•
for Shares tendered by a Notice of Guaranteed Delivery, the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Time.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC’s systems tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.
Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.
Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if:
•
the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Time by the Depositary as provided below; and

•
the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal are received by the Depositary within two (2) NYSE American trading days after the date of execution of such Notice of Guaranteed Delivery.
A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and Goodrich.
The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.
Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, Paloma, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.
Appointment as Proxy.  By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Goodrich’s stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.
The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Goodrich’s stockholders.
Goodrich Stock Awards.  The Offer is made only for outstanding Shares and is not made for any Goodrich Stock Awards. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Goodrich Stock Awards” for a description of the treatment of the Goodrich Stock Awards.
Backup Withholding.  To prevent federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder that is a U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) (including any stockholder that tenders Shares pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding or is exempt from backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal.
Stockholders that are Non-U.S. Holders (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) should submit an appropriate and properly completed applicable IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate.
See Instruction 9 set forth in the Letter of Transmittal and Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.
4.   Withdrawal Rights.
Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after January 23, 2022, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.
For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.
If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Time by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, Paloma, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.   Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.
The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger (or pursuant to the exercise of appraisal rights) to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) that receive cash in exchange for their Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights). This summary is for general information only and is not tax advice. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. No ruling has been or will be sought from the IRS regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those discussed below.
This summary assumes that Shares are held as capital assets within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this summary does not address the tax treatment of special classes of holders of Shares subject to special tax rules, including, for example:
•
banks;

•
financial institutions;

•
retirement plans or other tax-deferred accounts;

•
mutual funds;

•
regulated investment companies;

•
real estate investment trusts;

•
tax-exempt entities;

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insurance companies;

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“controlled foreign corporations” or “passive foreign investment companies”;

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corporations that accumulate earnings to avoid U.S. federal income tax;

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government organizations;

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persons holding Shares through a partnership or other entity or arrangement classified as a partnership or disregarded entity for U.S. federal income tax purposes, including S corporations;

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traders in securities that elect mark-to-market treatment;

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persons who hold shares as “qualified small business stock” within the meaning of Section 1202 or Section 1045 of the Code;

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persons holding Shares that are, or were in the past, subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code);

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holders that purchase or sell Shares as part of a wash sale for tax purposes;

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persons holding Shares as part of a hedging, integrated or conversion transaction, constructive sale or “straddle”;

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persons that have acquired Shares through (i) the exercise or cancellation of employee stock options or otherwise as compensation for their services, (ii) the conversion of Convertible Notes or (iii) the exercise of the Warrants;

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U.S. expatriates;

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persons subject to the alternative minimum tax provisions of the Code;

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brokers, dealers or traders in securities or currencies; and

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U.S. Holders whose functional currency is not the U.S. dollar.

This summary does not address any aspect of the U.S. Medicare tax, federal estate and gift tax consequences or tax consequences under any state, local or non-U.S. laws.
As used herein, “U.S. Holder” means a beneficial owner of Shares that is: (1) a citizen of or an individual resident of the United States, as determined for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person (as defined in the Code).
As used in this section, a “Non-U.S. Holder” means a beneficial owner of Shares that is an individual, corporation, estate or trust that is not a U.S. Holder as described above.
If a pass-through entity, including a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of Shares, the U.S. federal income tax treatment of an owner or partner will generally depend upon the status of such owner or partner and upon the activities of the pass-through entity. A United States person that is an owner or partner of a pass-through entity that holds Shares should consult its own tax advisor regarding the tax consequences of selling Shares pursuant to the Offer or the Merger.
This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer or the Merger (or pursuant to the exercise of appraisal rights), or transactions pertaining to Goodrich Stock Awards that are cancelled and converted into the right to receive cash, as the case may be, in connection with the Merger.
THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES AND NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH HOLDER IS MADE. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM UNDER U.S. FEDERAL, STATE AND LOCAL, AND APPLICABLE NON-U.S. TAX LAWS OF THE SALE OF SHARES PURSUANT TO THE OFFER OR THE MERGER.
U.S. Holders.
The receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss upon the exchange of Shares for cash pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) in an amount equal to the difference between (i) the amount of cash received upon the exchange pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) and (ii) such U.S. Holder’s adjusted tax basis in the Shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the exchange, a U.S. Holder has held the Shares for more than one year. Long-term capital gains of certain non-corporate taxpayers (including individuals) generally will be taxed at preferential rates. The deductibility of capital losses is subject to limitations under the Code.
Non-U.S. Holders.
Subject to the discussion below under “— Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized upon the exchange of Shares for cash pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) unless:
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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the exchange or disposition occurs and certain other conditions are met;

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the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

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the Shares constitute a United States real property interest by reason of Goodrich’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.
A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation, whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Goodrich currently is, and expects to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, provided that the Shares are treated as regularly traded on an established securities market, only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the sale pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights), whichever is applicable, or the Non-U.S. Holder’s holding period for the Shares, more than 5% of the outstanding Shares will be taxable on gain recognized upon the sale of Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) as a result of our status as a USRPHC. If the Shares were not considered to be regularly traded on an established securities market, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of the Shares (as described in the preceding paragraph), and withholding tax at the applicable rate generally would apply to the gross proceeds from such disposition. We cannot assure you that the Shares will be treated as regularly traded on an established securities market.
Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights).
Information Reporting and Backup Withholding.
Information reporting requirements may apply to payments made to U.S. Holders in connection with the Offer and the Merger (or pursuant to the exercise of appraisal rights). Backup withholding currently at a rate of 24% may apply to payments pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights), whichever is applicable, unless a U.S. Holder furnishes its taxpayer identification number, certifies that such number is correct, certifies that such U.S. Holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Certain U.S. Holders, including corporations, are generally not subject to backup withholding and information reporting requirements, provided they properly demonstrate their eligibility for exemption. United States persons that are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Each Non-U.S. Holder must submit an appropriate, properly completed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or successor form), as the case may be, certifying, under penalties of perjury, to such Non-U.S. Holder’s foreign status in order to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Holders are encouraged to consult their own tax advisors to determine whether they are exempt from these backup withholding requirements and the procedure for obtaining such exemption.
6.   Price Range of Shares; Dividends.
The Shares are listed and principally traded on the NYSE American under the symbol “GDP.” The Shares have been listed on the New York Stock Exchange since April 11, 2017.
The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the NYSE American as reported on the NYSE American(1):
	High	Low
Year Ended December 31, 2020:
First Quarter	$10.15	$2.39
Second Quarter	9.50	3.77
Third Quarter	9.00	6.55
Fourth Quarter	13.30	7.38
Year Ended December 31, 2021:
First Quarter	11.40	8.61
Second Quarter	14.99	9.27
Third Quarter	25.48	13.88
Fourth Quarter (through November 19, 2021)	$26.66	$19.61

(1)
Source: Yahoo Finance

According to Goodrich, as of November 17, 2021, there were issued and outstanding 14,391,104 Shares, 311,188 Warrants exercisable for an aggregate of 511,624 Shares, and the following number of Shares reserved for issuance:(i) 503,439 Shares reserved for issuance under the Goodrich Equity Plan, of which there were outstanding 226,425 Shares subject to issuance upon vesting of Goodrich Phantom Stock Awards and 277,014 Shares subject to issuance upon vesting of Goodrich Performance Awards (based on target performance), (ii) 511,624 Shares reserved for issuance upon exercise of the outstanding Warrants and (iii) 1,534,563 Shares reserved for issuance upon conversion of the Convertible Notes.
The Offer Price of $23.00 per Share represents an approximate:
•
7% premium to the closing price per Share reported on the NYSE American on November 19, 2021, the last full trading day before we announced the execution of the Merger Agreement and the Offer; and

•
47% premium to the Company’s year-to-date volume-weighted average price as of November 19, 2021, the last full trading day before we announced the execution of the Merger Agreement and the Offer.

On November 23, 2021, the last trading day before we commenced the Offer, the closing price of Shares reported on the NYSE American was $23.05 per Share.
We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares.
Goodrich does not currently pay cash dividends or other distributions with respect to the Shares. Under the terms of the Merger Agreement, Goodrich is not permitted to declare or pay any dividend in respect of the Shares without Paloma’s prior written consent, except for dividends by any of Goodrich’s wholly-owned subsidiaries. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Goodrich.”
7.   Certain Information Concerning Goodrich.
Except as otherwise set forth in this Offer to Purchase, the information concerning Goodrich contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.
General.  Goodrich was formed on October 22, 1996, and is a Delaware corporation. The principal executive offices of Goodrich are located at 801 Louisiana, Suite 700, Houston, Texas, 77002, and the telephone number is 713-780-9494.
Goodrich is an independent oil and natural gas company engaged in the exploration, development and production of oil and natural gas on properties primarily in (i) Northwest Louisiana and East Texas, which includes the Haynesville Shale Trend, (ii) Southwest Mississippi and Southeast Louisiana, which includes the Tuscaloosa Marine Shale Trend, and (iii) South Texas, which includes the Eagle Ford Shale Trend. Goodrich own interests in 189 producing oil and natural gas wells located in 37 fields in six states. At December 31, 2020, Goodrich had estimated proved reserves of approximately 543 Bcfe, comprised of 540 Bcf of natural gas and 0.5 MMBbls of oil and condensate.
Available Information.  Goodrich’s website address is http://www.goodrichpetroleum.com. Goodrich makes available, free of charge through the Investor Relations portion of its website, its Annual Reports on Form 10-K, proxy statement, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, as filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after it electronically files such material with, or furnish it to, the SEC. Reports of beneficial ownership filed pursuant to Section 16(a) of the Exchange Act are also available on its website.
Goodrich files or furnishes Annual, Quarterly and Current reports, proxy statements and other documents with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Goodrich, that file electronically with the SEC. The public can obtain any documents that Goodrich files or furnishes with the SEC at http://www.sec.gov. These website addresses are not intended to function as hyperlinks, and the information contained on Goodrich’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
8.   Certain Information Concerning Purchaser and Paloma.
Purchaser.  We are a Delaware corporation and a wholly owned subsidiary of Paloma and were recently formed solely for the purpose of engaging in the Transactions. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement and certain related agreements. Following the Acceptance Time and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Goodrich will be merged with and into us, with us continuing as the Surviving Corporation. Our principal executive offices are located at 1100 Louisiana Street, Suite 5100, Houston, TX 77002. Our business telephone number is 713-650-8500.
Paloma.  Paloma is a Delaware limited liability company. The business address of Paloma is 1100 Louisiana Street, Suite 5100 Houston, TX 77002. The business telephone number for Paloma is 713-650-8500.

Paloma is a Houston-based private oil and gas company. Founded in 2021, Paloma is backed by the financial strength of EnCap Investments. Paloma owns 1,838,510 Shares.
Additional Information.  Certain information concerning the directors and executive officers of Paloma is set forth in Annex A to this Offer to Purchase and certain information concerning our directors and executive officers is set forth in Annex B to this Offer to Purchase.
Pursuant to the Stock Purchase Agreement, dated November 21, 2021 (the “Purchase Agreement”), between Paloma and a fund affiliated with LS Power Development, LLC (such fund, “LS Power”), Paloma purchased from LS Power 1,838,510 Shares. As a result based on the number of shares outstanding as of November 17, 2021, and excluding any Shares issuable upon the conversion of the Convertible Notes, Paloma owned 12.8% of the total Shares outstanding upon the consummation of the purchase of the Paloma Shares.
Except as set forth elsewhere in this Offer to Purchase and pursuant to the Purchase Agreement (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Goodrich,” Section 11 — “The Merger Agreement; Other Agreements,” Annex A and Annex B and as set forth below): (i) neither we nor Paloma nor, to our knowledge or the knowledge of Paloma after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, or any associate or majority-owned subsidiary of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Goodrich, (ii) neither we nor Paloma nor, to our knowledge or the knowledge of Paloma after reasonable inquiry, any of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of Goodrich during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we nor Paloma nor, to our knowledge or the knowledge of Paloma after reasonable inquiry, any of the persons listed on Annex A or Annex B, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Goodrich, (iv) during the two (2) years prior to the date of this Offer to Purchase, there have been no transactions between us and Paloma, its subsidiaries or, to our knowledge or the knowledge of Paloma after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Goodrich or any of its executive officers, directors or affiliates, on the other hand, (v) during the two (2) years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, Paloma, our or its subsidiaries or, to our knowledge or the knowledge of Paloma after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Goodrich or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Paloma or any of our or its respective executive officers, directors or affiliates, on the one hand, and Goodrich or any of its executive officers, directors or affiliates, on the other hand, and (vii) during the past five (5) years, neither we nor Paloma nor, to our knowledge or the knowledge of Paloma after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
Available Information.  Pursuant to Rule 14d-3 under the Exchange Act, we and Paloma have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part. The Schedule TO and the exhibits thereto, as well as other information filed by Paloma and Purchaser with the SEC, are available for free at the SEC’s website at www.sec.gov. Paloma maintains a website at www.palomaresources.com that contains the Schedule TO and the exhibits thereto and other information that Paloma and Purchaser have filed electronically with the SEC. These website addresses are not intended to function as hyperlinks, and the information contained on Paloma’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9.   Source and Amount of Funds.
We estimate that we will need approximately $425 million to purchase and pay for all Shares pursuant to the Offer and the Merger and to pay related fees, expenses and other amounts payable pursuant to the Merger Agreement. Paloma, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered and not validly withdrawn in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. aloma expects to fund such cash requirements from a combination of its available cash on hand, funds available pursuant to its existing credit facilities and funds available pursuant to the Equity Commitment Letter.
We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because: (i) the Offer is being made for all Shares solely for cash; (ii) in light of Paloma’s financial capacity in relation to the amount of consideration payable in the Offer and as described above, Paloma will provide us with sufficient funds immediately available to purchase all validly tendered Shares in the Offer and not properly withdrawn; (iii) the consummation of the Offer is not subject to any financing condition; and (iv) if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (that is, the Offer Price).
Paloma has received the Equity Commitment Letter from EnCap, pursuant to which EnCap has committed, severally and not jointly, subject to the conditions of the Equity Commitment Letter, to provide the Equity Financing in order to provide us with the requisite cash (i) to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer, (ii) to fund the merger consideration for the Merger and (iii) for other corporate purposes including payment of amounts (x) due pursuant to certain employee benefit plans and (y) outstanding under Goodrich’s credit facility, if required.
EnCap’s funding obligations under the Equity Commitment Letter will automatically terminate and cease to be of any further force or effect without the need for any further action by any person upon the earliest to occur of: (a) the funding of the Equity Financing, (b) the consummation of the Merger and (c) the valid termination of the Merger Agreement in accordance with its terms (at which time all such obligations will be discharged).
Goodrich is a third party beneficiary of the Equity Commitment Letter for specific purposes, including the right to specifically enforce Paloma’s obligation to cause the Equity Financing to be funded in accordance with the terms and conditions of the Equity Commitment Letter.
The foregoing summary and description of the Equity Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, which is filed as Exhibit (d)(6) to the Schedule TO and is incorporated herein by reference.
10.   Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Goodrich.
Greenhill & Co. (“Greenhill”), in the regular course of its business activities, evaluates potential opportunities. One of those opportunities was Goodrich, which Greenhill analyzed on behalf of Paloma. Based on that and other work conducted by Paloma, Paloma decided to explore a potential opportunity with Goodrich. To that end, on May 27, June 7, June 17, and June 23, 2021, Greenhill and Paloma teams met to discuss a detailed valuation and potential alternatives for a transaction with Goodrich.
On August 2, 2021, Paloma senior management met with senior management from EnCap, its financial sponsor, to discuss the actionability of a potential transaction with Goodrich. EnCap leadership was supportive of Paloma approaching Goodrich subject to additional technical analysis. Paloma also discussed the strategy of its approach and engaged in discussions regarding structuring a potential tender offer directly to Goodrich’s top shareholders.
On August 11, 2021, Goodrich management and Paloma management held a preliminary meeting among the parties where Paloma management submitted a draft proposal to acquire Goodrich at a price of $18.25 per share in cash. Paloma’s proposal stated that it had the full support of EnCap, its financial sponsor, and was subject to an expedited diligence process, which contemplated a three week exclusivity period (subject to extension for an additional week at Paloma’s sole discretion) and the possibility of a go-shop provision. Paloma management indicated to Goodrich management that it was willing to proceed with Goodrich on an exclusive, expedited basis.

On August 16, 2021, a representative of Greenhill approached a representative of Tudor, Pickering, Holt & Co. (“TPH”) regarding the proposed transaction between the Company and Parent.
On August 19, 2021, an affiliate of Goodrich and an affiliate of Paloma entered into a non-disclosure agreement, which contained a customary standstill provision with a term of two years. Thereafter, Goodrich began providing Paloma and its representatives with access to certain due diligence information of Goodrich on an as requested basis.
Throughout the remainder of August and September of 2021, representatives of Paloma continued to have high level conversations with Goodrich management regarding due diligence matters, including information regarding a pending acquisition of eight producing wells and 5,800 gross (4,500 net) acres in the Haynesville Shale that was subsequently consummated and publicly announced on September 1, 2021 and the proposed transaction. During this time, Paloma and its advisors were provided access to Goodrich’s virtual data room for the purpose of conducting due diligence on Goodrich and received access to its reserve database.
On October 6, 2021, Paloma management called Goodrich management to discuss the potential transaction, with both sides agreeing to continue the due diligence and the valuation refining process. Additionally, a representative of Greenhill spoke with a representative of TPH regarding timing and additional steps in such process.
On October 11, 2021, Paloma, Goodrich, Greenhill and TPH conducted a working diligence session at TPH’s offices.
On October 12, 2021, a representative of Greenhill spoke with a representative of TPH and advised TPH that Paloma had approval from EnCap to submit a revised proposal with an offer at a premium to the current Goodrich stock price.
On October 13, 2021, Paloma management sent Goodrich management a revised indication of interest (the“October 13 Proposal”) that proposed a per Share valuation of $23.00 in cash. The October 13 Proposal provided that it was subject to additional confirmatory due diligence and proposed a three week exclusivity period with a one week extension at Paloma’s option. Such proposal also expressed Paloma’s willingness to consider a “go-shop”provision in the definitive merger agreement. Additionally, the October 13 Proposal assumed that the holders the Convertible Notes would convert the Convertible Notes to an amount in cash equal to 101% of the principal amount plus accrued and unpaid interested, if any.
On October 14, 2021, following consultation with, and upon instruction from, the Goodrich Board, a representative of TPH spoke with a representative of Greenhill and communicated the counterproposal of $25.00 per Share. Later that day, a representative of Greenhill contacted a representative of TPH and communicated a revised proposal from Paloma of $24.00 per Share, but as a condition of such higher proposal, Paloma would require a “no shop” provision (rather than the previously proposed “go-shop”) with a customary fiduciary out, along with a $25 million termination fee. Greenhill also asked for an exclusivity period for three weeks of confirmatory diligence.
On October 19, 2021, Paloma management submitted a non-binding letter of intent (“LOI”) to Goodrich management that proposed a per Share price of $24.00 and outlined several verbal understandings the parties had reached during negotiations, which included Paloma’s requirement that certain Goodrich stockholders and members of management holding at least 50% of the outstanding Shares would enter into Tender and Support Agreements, and Goodrich’s requirement that Paloma would deliver a customary equity commitment letter from EnCap (the “Equity Commitment Letter”), as well as a two week exclusivity period (subject to Paloma’s right to extend the exclusivity period by an additional week) and a termination fee of $15 million. Concurrently, Paloma and Greenhill sent Goodrich and TPH a list of all of Paloma’s confirmatory due diligence requests.
Later that day, Goodrich management and representatives from Vinson & Elkins, LLP, Goodrich’s legal advisor (“V&E”), provided comments to the LOI that included, among other items, a requirement that the Tender and Support Agreements include a customary “fall away” provision in the event of a change of recommendation of the Goodrich Board in accordance with a definitive agreement.

On October 20, 2021, Hunton Andrews Kurth LLP, Paloma’s legal advisor (“Hunton AK”), sent V&E a proposed form of Equity Commitment Letter. Between October 20, 2021 and October 26, 2021, representatives of Hunton AK and V&E exchanged drafts of the Equity Commitment Letter and engaged in discussions regarding the terms of the Equity Commitment Letter, the all-in cost of consummating the transaction, including the estimated amount of the Goodrich’s debt at December 31, 2021, anticipated transaction fees and expenses and related matters and the amount of the commitment in the EnCap ECL necessary to cover such amounts.
On October 26, 2021, EnCap and Paloma management agreed to the points of understanding necessary to prepare a form of the Equity Commitment Letter. EnCap and Paloma management teams sent an email to Greenhill, which, in turn, was forwarded to the TPH representatives confirming their agreement with the points outlined in the TPH email of October 25, 2021.
On October 26, 2021, Paloma and Goodrich signed the LOI, which contained a binding exclusivity period of two weeks, with Paloma’s option to unilaterally extend exclusivity for one additional week, and which was otherwise non-binding. Following the signing of the LOI, V&E sent Hunton AK an initial a draft of the Merger Agreement.
On October 27, 2021, Hunton AK delivered its initial legal due diligence request to V&E, which was then forwarded to Goodrich.
During the remainder of October and into November through the signing date, a number of additional in-person meetings and phone calls took place between Goodrich, Paloma and EnCap as part of the due diligence process. Key meetings took place around land, reserves, human resources and other areas. Netherland, Sewell & Associates, Inc., Goodrich’s independent petroleum engineers, and Opportune LLP, Paloma’s third party forensic accounting firm, also took part in certain of these meetings.
On November 2, 2021, Hunton AK sent V&E a revised draft of the Merger Agreement, which, among other things, removed the ability of the Goodrich Board to change its recommendation in response to an intervening event. Also on November 2, 2021, Hunton AK sent V&E a draft of the Tender and Support Agreement, which provided that such agreement would terminate in the event the Goodrich Board changed its recommendation. The Tender and Support Agreement contemplated that stockholders owning at least 50% of the outstanding shares would sign the Tender and Support Agreement in connection with the entry into a Merger Agreement.
On November 5, 2021 V&E sent Hunton AK a revised draft of the Merger Agreement. The next day, Paloma gave Goodrich written notice pursuant to which it exercised its right to extend the exclusivity period by an additional week as contemplated by the LOI.
On November 7, 2021, Paloma management sent an update via email to Goodrich management to detail the status of diligence and financial valuation. The email stated that the updated valuation of certain Goodrich assets was less than originally calculated, but the decrease had not yet been quantified. The parties continued to correspond via email and telephone, and ultimately decided to pause negotiations until the valuation calculation was updated.
On November 8, 2021, Hunton AK provided a revised draft of the Merger Agreement to V&E which again removed the ability of the Goodrich Board to change its recommendation in response to an intervening event.
On November 10, 2021, Paloma management, together with a Greenhill representative, met with Goodrich management and representatives of TPH at Paloma’s offices. At the meeting, Paloma representatives explained their due diligence findings and valuation analysis, and presented Goodrich management with a letter decreasing Paloma’s non-binding proposed price per Share from $24.00 to $22.00.
On November 11, 2021, Goodrich management called Paloma management to convey Goodrich Board’s formal response to Paloma’s revised proposal. Goodrich management followed up with an email to Paloma management and EnCap to detail the formal response in writing, which included a price per Share of $23.00 but reduced the termination fee to $10 million. Goodrich management conveyed that its willingness to resume negotiations with Paloma was subject to receiving confirmation that its due diligence was complete and that the parties were in agreement regarding the assumption by Paloma of various Goodrich liabilities in the transaction and related matters.
On November 12, 2021, Hunton AK sent V&E a further revised draft of the Merger Agreement and an updated draft of the Tender and Support Agreement.
On November 14, 2021, Paloma management confirmed via e-mail that its due diligence was complete and it was in agreement with Goodrich regarding the assumption of liabilities in the transaction. Paloma’s email also included a price per Share of $23.00 and a termination fee of $15 million. Later that day, V&E sent Hunton AK a further revised draft of the Merger Agreement, Tender and Support Agreements and Equity Commitment Letter. The revised Merger Agreement, among other things, again added back the provisions around Goodrich Board’s ability to change its recommendation in response to an intervening event and included a termination fee of $10 million.
In response to Paloma’s position that the termination fee remain $15 million, on November 15, 2021, the Goodrich Board held a meeting and approved leaving the termination fee at $15 million, and Goodrich communicated such approval to Paloma.
On November 16, 2021, members from Paloma management, Goodrich management, V&E, Hunton AK, EnCap and representatives of TPH and Greenhill held an in-person meeting at EnCap’s offices in downtown Houston, Texas. The parties discussed and negotiated the terms and provisions of the Equity Commitment Letter, including the dollar amount to be committed by EnCap therein, the Tender and Support Agreements, including the intended process to negotiate such agreements with the proposed Supporting Stockholders, and the Merger Agreement.
Later that afternoon, Hunton AK sent V&E a further revised draft of the Merger Agreement that included revised terms to account for the negotiations at the in-person meeting that morning. Hunton AK also sent EnCap an updated draft of the Equity Commitment Letter. V&E and Hunton AK held a telephone call to further discuss certain terms in the Merger Agreement and Tender Support Agreements. Later that evening, Hunton AK sent V&E a further revised draft of the Equity Commitment Letter reflecting the increased dollar amount committed by EnCap therein. Still later that evening, V&E sent Hunton AK updated drafts of the Tender and Support Agreements, Merger Agreement and Equity Commitment Letter.
On November 17, 2021, Goodrich management began to reach out to certain of Goodrich’s stockholders that Paloma had requested sign Tender and Support Agreements, including Franklin Advisers, Inc. (“Franklin”), Anchorage Capital Group, L.L.C. (“Anchorage”) and funds affiliated with LS Power Development, LLC (“LS Power”). During these discussions, Franklin and Anchorage indicated that they were supportive of the proposed transaction and would enter into Tender and Support Agreements. LS Power indicated to Goodrich management that it would not enter into a Tender and Support Agreement unless (i) its Shares were purchased prior to the end of 2021 or (ii) it had the ability to withdraw its support for the proposed transaction if it did not close by the end of 2021.
Over November 17 and 18, 2021, Goodrich management communicated the developments with respect to Franklin, Anchorage and LS Power to Paloma management.
Over November 20 and 21, 2021, Paloma and LS Power agreed that they would enter into a Stock Purchase Agreement, pursuant to which Paloma agreed to purchase the Shares beneficially owned by LS Power at a price per Share of $23.00 but, in the event the purchase price per Share paid upon consummation of the tender offer exceeds $23.00, Paloma would pay LS Power an amount equal to what LS Power would have received upon consummation of the Offer.
Through November 21, 2021, V&E and Hunton AK continued to exchange drafts of the Merger Agreement and the other transaction documents, and Goodrich, Paloma, V&E and Hunton AK held a series of calls to finalize such documents.
On the evening of November 21, 2021, Paloma and Goodrich entered into the Merger Agreement and related transaction documents.
On the morning of November 22, 2021, the transaction was publicly announced.

11.   The Merger Agreement; Other Agreements.
The Merger Agreement
The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchaser and Paloma — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Paloma, us and Goodrich or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Paloma, us and Goodrich or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Paloma, us and Goodrich were qualified and subject to important limitations agreed to by Paloma, us and Goodrich in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases representations, warranties and agreements of Goodrich are qualified by disclosures set forth in schedules that were provided by Goodrich to us and Paloma but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.
The Offer
The Merger Agreement provides that we will commence the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than November 29, 2021). Subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by us of the other conditions that are described in Section 15 — “Conditions to the Offer,” we will (and Paloma will cause us to), consummate the Offer as soon as practicable after the Expiration Time, and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer after the Expiration Time. The initial Expiration Time will be 12:00 A.M. midnight, New York City time, on December 23, 2021 (one minute after 11:59 P.M., New York City time, on December 22, 2021).
Terms and Conditions of the Offer
Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15 — “Conditions to the Offer.” The Offer conditions are for the sole benefit of Paloma and us, and we or Paloma, subject to certain exceptions, may waive, in whole or in part, any condition to the Offer from time to time, in our or its sole discretion, provided that we and Paloma may not waive the Minimum Condition or the condition that the Merger Agreement shall not have been terminated in accordance with its terms, or amend, modify or supplement any of the other conditions in the Offer in a manner that broadens such conditions or otherwise adversely affects Goodrich stockholders generally, in each case, without the prior written consent of Goodrich.

Extensions of the Offer
The Merger Agreement provides that we will extend the Offer (i) for successive extension periods of not more than 10 business days each (subject to the foregoing, the length of each such period to be determined by us), or such other number of business days as we determine in order to permit the satisfaction of all remaining conditions (subject to our and Paloma’s right to waive any condition to the Offer (other than the Minimum Condition and the condition that the Merger Agreement shall not have been terminated in accordance with its terms) in accordance with the Merger Agreement), if at any scheduled Expiration Time, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we and Paloma may not waive without Goodrich’s consent), and (ii) for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or the NYSE American or its staff, provided that we are not obligated to extend the Offer beyond May 21, 2022.
Goodrich Board Recommendation
On November 21, 2021, the Goodrich Board unanimously (i) determined that the Merger Agreement and the Transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of, and advisable to, Goodrich and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and (iv) resolved, subject to the terms of the Merger Agreement, to recommend that Goodrich’s stockholders tender their Shares into the Offer (item (iv), the “Goodrich Board Recommendation”)
The Merger
The Merger Agreement provides that, as soon as practicable following the Acceptance Time, on a date and at a time specified by Paloma (and in any event within two (2) business days after the Acceptance Time, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:
•
Goodrich will be merged with and into us and, as a result of the Merger, Goodrich’s separate corporate existence will cease;

•
we will be the Surviving Corporation in the Merger and remain a wholly owned subsidiary of Paloma; and

•
all of our and Goodrich’s rights, privileges, immunities, powers and franchises will vest in us as the Surviving Corporation, and all of our and Goodrich’s liabilities, obligations and restrictions will become the liabilities, obligations and restrictions of us as the Surviving Corporation.

Application of Section 251(h) of the DGCL.  The Merger will be governed by Section 251(h) of the DGCL. Accordingly, after the consummation of the Offer, Paloma, we and Goodrich have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of stockholders of Goodrich in accordance with Section 251(h) of the DGCL (and in any event within two (2) business days after Purchaser’s acceptance for payment of the Shares pursuant to the Offer).
Certificate of Incorporation; Bylaws.  At the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws, we, Paloma and Goodrich will cause (i) the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time to be the certificate of incorporation of the Surviving Corporation, except that the name of the corporation set forth therein will be changed to “Goodrich Petroleum Corporation”, and (ii) the bylaws of Purchaser in effect immediately prior to the Effective Time to be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein will be changed to “Goodrich Petroleum Corporation”.
Changes of Directors and Officers in Connection with the Offer and the Merger.  The Merger Agreement provides that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation and (ii) the officers of Purchaser at the Effective Time will be the officers of the Surviving Corporation. As of the date of this Offer to Purchase, the sole director of Purchaser is Christopher N. O’Sullivan.
Merger Closing Conditions.  Our obligations and the obligations of Paloma, on the one hand, and Goodrich, on the other hand, to effect the Merger are each subject to the satisfaction or written waiver by all parties if permissible under applicable law of each of the following conditions:
•
no injunction or other order issued by a court of competent jurisdiction or applicable law or legal prohibition will be in effect that prohibits, enjoins, restrains or makes illegal the consummation of the Merger; and

•
Purchaser will have irrevocably accepted for payment all of the Shares validly tendered pursuant to the Offer and not withdrawn.

Merger Consideration.  At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights,” Shares held by Paloma, Purchaser or their affiliates and Shares held by Goodrich as treasury stock) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes.
Payment for Shares.  Prior to the Effective Time, Paloma will appoint, pursuant to the terms of the Merger Agreement, a United States bank or trust company that is reasonably acceptable to Goodrich to act as paying agent (in such capacity, the “Paying Agent”) for the purpose of exchanging for the consideration payable in the Merger (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). On the date of the closing, Paloma will deposit or cause to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate consideration in connection with the Merger in respect of the Certificates and Uncertificated Shares (“Consideration Fund”).
Promptly after the Effective Time (and in any event within three (3) business days after the Effective Time), Goodrich will send, or will cause the Paying Agent to send, to each holder of Shares at the Effective Time (other than Paloma or Purchaser), a letter of transmittal and instructions in customary form (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange, with the form and substance of such letter of transmittal and instructions to be reasonably agreed to by Paloma and Goodrich and prepared prior to the Acceptance Time.
The Paying Agent will promptly pay the consideration payable in connection with the Merger to the holders of Shares that have been converted into the right to receive the consideration payable in connection with the Merger only upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed Letter of Transmittal in accordance with the instructions therein, and such other documents as may be reasonably required pursuant to such instructions or (ii) delivery to the Paying Agent of an Agent’s Message in the case of book-entry transfer of Uncertificated Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request). Interest will not be paid or accrue in respect of the consideration payable in the Merger. The Surviving Corporation will reduce the amount of any consideration payable in the Merger paid to the stockholders by any applicable withholding taxes.
If any cash payment is to be made to a person other than the person in whose name the applicable surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either such Certificate will be properly endorsed or will otherwise be in proper form for transfer or such Uncertificated Share will be properly transferred and (ii) the person requesting such payment will pay to the Paying Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent and Paloma that such Tax has been paid or is not payable.
The cash in the Consideration Fund will be invested by the Paying Agent as directed by Paloma; provided, however, that any such investments will be in short-term obligations of the United States of America with maturities of no more than three (3) months or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Earnings on the Consideration Fund

in excess of the amounts payable to Goodrich’s former stockholders will be the sole and exclusive property of the party that made available to the Paying Agent the related cash in the Consideration Fund and will be paid as it directs. No investment of the Consideration Fund will relieve any person from promptly making the payments required by the Merger Agreement, and following any losses from any such investment, Paloma will promptly provide (or will cause Goodrich to promptly provide following the Effective Time) additional cash funds to the Paying Agent for the benefit of Goodrich’s stockholders in the amount of such losses to the extent the funds in the Consideration Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Consideration Fund.
After the Effective Time, there will be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they will be canceled and exchanged for the merger consideration provided for, and in accordance with the procedures set forth in the Merger Agreement.
Any portion of the consideration payable in connection with the Merger made available to the Paying Agent (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares that have been converted into the right to receive the consideration payable in connection with the Merger one year after the Effective Time, to the extent permitted by applicable law, will be returned to the party that made available to the Paying Agent the related cash in the Consideration Fund, upon demand, and any such holder who has not exchanged such Shares for the consideration payable in connection with the Merger prior to that time will thereafter look only to such party only as general creditors of such party with respect to the consideration payable in connection with the Merger that may be payable upon due surrender of the Certificates or Uncertificated Shares held by them, without interest and subject to any withholding of taxes required by applicable law. Notwithstanding the foregoing, neither Paloma, Goodrich nor any of their affiliates will be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares that have been converted into the right to receive the consideration payable in connection with the Merger two (2) years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) will become to the extent permitted by applicable law the property of Paloma or Goodrich, as applicable, free and clear of any claims or interest of any person previously entitled thereto.
Any portion of the consideration payable in connection with the Merger made available to the Paying Agent to pay for Shares for which appraisal rights have been perfected will be returned to the party that made available to the Paying Agent the related cash in the Consideration Fund, upon demand.
The transmittal instructions will include instructions if the stockholder has lost a Share Certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by Paloma or us, post a bond in such reasonable amount as we may reasonably direct, as indemnity against any claim that may be made against it in respect of such Share Certificate.
Treatment of Goodrich Stock Awards
Goodrich Restricted Stock Awards.   At the Effective Time, each Goodrich Restricted Stock Award that is outstanding and unvested as of immediately prior to the Effective Time (“Cashed Out Goodrich Restricted Stock Awards”) will immediately vest in full and be cancelled, and the maximum number of Shares subject to such grant of Goodrich Restricted Stock Awards will be converted into the right to receive an amount in cash equal to the merger consideration payable to the holders thereof without interest (the “Restricted Stock Awards Consideration”). Any person entitled to Restricted Stock Awards Consideration (i) who is a current or former employee of Goodrich and its subsidiaries (“Employee Goodrich Restricted Stock Awards”) will be paid through the payroll system of Goodrich in not less than three (3) business days following the closing and (ii) who is not a current or former employee of Goodrich and its subsidiaries will be paid through the Paying Agent.
Goodrich Phantom Stock Awards.   At the Effective Time, each Goodrich Phantom Stock Award that is outstanding and unvested as of immediately prior to the Effective Time (“Cashed Out Goodrich Phantom Stock Award”) will immediately vest in full and be cancelled, and the maximum number of Shares subject to such grant of Goodrich Phantom Stock Awards will be converted into the right to receive an amount in cash equal to the merger consideration payable to the holders thereof without interest (the “Phantom Stock Awards Consideration”). Any person entitled to Phantom Stock Awards Consideration (i) who is a current or former employee of Goodrich and its subsidiaries (“Employee Goodrich Phantom Stock Awards”) will be paid through the payroll system of Goodrich in not less than three (3) business days following the closing and (ii) who is not a current or former employee of Goodrich and its subsidiaries will be paid through the Paying Agent.
Goodrich Performance Awards.   At the Effective Time, each Goodrich Performance Awards that is outstanding and unvested as of immediately prior to the Effective Time (“Cashed Out Goodrich Performance Awards”) will immediately vest based on actual achievement of the performance criteria set forth in the applicable award agreement for a truncated performance period beginning on the date of grant of the Cashed Out Goodrich Performance Awards and ending at the Effective Time and be canceled and converted into the right to receive an amount in cash equal to the merger consideration payable to the holders thereof without interest (the “Performance Awards Consideration”). Any person entitled to Performance Awards Consideration (i) who is a current or former employee of Goodrich and its subsidiaries (“Employee Goodrich Performance Awards”) will be paid through the payroll system of Goodrich in not less than three (3) business days following the closing and (ii) who is not a current or former employee of Goodrich and its subsidiaries will be paid through the Paying Agent.
Representations and Warranties
The Merger Agreement contains representations and warranties of Paloma, us and Goodrich.
Some of the representations and warranties in the Merger Agreement made by Goodrich are qualified as to “materiality” or “Goodrich Material Adverse Effect.” For purposes of the Merger Agreement, any event, circumstance, change, occurrence, development or effect, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Goodrich and its subsidiaries, taken as a whole will be deemed to be “Goodrich Material Adverse Effect”; provided, however, that a “Goodrich Material Adverse Effect” will not include any event, circumstance, change, occurrence, development or effect to the extent resulting from or arising in connection with:
(i)
conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

(ii)
general economic, political or financial or securities market conditions;

(iii)
acts of war, terrorism, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters;

(iv)
changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in applicable law;

(v)
the taking of any action (or the failure to take any action) by Goodrich or any subsidiary of Goodrich to the extent the taking of such action (or failure to take such action) is expressly required or contemplated by the Merger Agreement or such action was taken in accordance with the prior written request of, or with the written consent of, Paloma or us (provided that this clause (v) will not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of the Merger Agreement or the consummation of the Transactions);

(vi)
the execution, delivery or performance of the Merger Agreement or the announcement or consummation of the Transactions or the identity of or any facts or circumstances relating to Paloma or any of its affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Goodrich or any of its subsidiaries with customers, suppliers, service providers, employees, governmental authorities or any other persons (provided that this clause (vi) will not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of the Merger Agreement or the consummation of the Transactions);
(vii)
any action arising out of, resulting from or related to the Transactions or any demand, action, claim or proceeding for appraisal of any Shares pursuant to the DGCL in connection therewith;

(viii)
any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or the evolution of any COVID-19 measures or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) and any COVID-19 responses; or

(ix)
any decrease or decline in the market price or trading volume of the Shares or any failure by Goodrich to meet any projections, forecasts or revenue or earnings predictions of Goodrich or of any securities analysts (provided that, in the case of this clause (ix), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether a Goodrich Material Adverse Effect has occurred except to the extent otherwise excluded pursuant to another clause in this definition), except, in the case of each of clauses (i), (ii), (iii), and (iv), to the extent that such event, circumstance, change, occurrence, development or effect disproportionately affects Goodrich and its subsidiaries, taken as a whole, relative to other persons engaged in the upstream oil and gas exploration and development industry, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, such disproportionate effects and the events and circumstances underlying such disproportionate effects may be taken into account in determining whether a “Goodrich Material Adverse Effect” has occurred.

Some of the representations and warranties in the Merger Agreement made by Paloma or us are qualified as to “materiality” or “Paloma Material Adverse Effect.” For purposes of the Merger Agreement, any material adverse effect on Paloma’s ability to consummate the Transactions will be deemed to be a “Paloma Material Adverse Effect.”
In the Merger Agreement, Goodrich has made customary representations and warranties to Paloma and us with respect to, among other things:
•
the due incorporation, valid existence, good standing and qualification to do business of Goodrich and its subsidiaries;

•
the corporate authority and power of Goodrich to perform its obligations under the Merger Agreement and stockholder support;

•
the inapplicability of a stockholder vote required to authorize or adopt the Merger Agreement or to consummate the Transactions;

•
the governmental authorizations necessary in connection with Goodrich’s obligations under the Merger Agreement;

•
the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and the organizational or governing documents or certain agreements of Goodrich and its subsidiaries or applicable laws, on the other hand;

•
Goodrich’s capitalization;

•
Goodrich’s subsidiaries;

•
Goodrich’s SEC filings and the Sarbanes-Oxley Act;

•
Goodrich’s financial statements;

•
the accuracy of information supplied by Goodrich for inclusion in this Offer to Purchase, and the absence of material untrue statements or omissions in the Schedule 14D-9;

•
the absence of certain changes or events;

•
the absence of certain material undisclosed liabilities;

•
compliance with laws, permits and court orders;

•
insurance;

•
litigation;

•
intellectual property;

•
real property and equipment and title to assets;

•
tax matters, including filings of material tax returns and payment of material taxes;

•
employee benefit matters, including the status of employee benefit plans;

•
labor matters;

•
environmental matters, including compliance of Goodrich and its subsidiaries with applicable environmental laws;

•
material contracts and the absence of any defaults under material contracts;

•
the absence of certain undisclosed transactions with affiliates;

•
finders’ fees;

•
the receipt by the Goodrich Board of an opinion of financial advisor from Tudor, Pickering, Holt & Co.;

•
the inapplicability of any anti-takeover law to the Merger Agreement and the Offer, the Merger and the Transactions;

•
oil and gas interests and title thereto; and

•
derivative transactions.

In the Merger Agreement, we and Paloma have made customary representations and warranties to Goodrich with respect to, among other things:
•
the due incorporation, valid existence, good standing and qualification to do business of Paloma and us;

•
the corporate authority and power of Paloma and us to perform our obligations under the Merger Agreement;

•
the governmental authorizations necessary in connection with the obligations of Paloma and us under the Merger Agreement;

•
the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and our organizational or governing documents and those of Paloma, applicable laws or certain of our agreements and those of Paloma, on the other hand;

•
the accuracy of information supplied by Paloma and us for inclusion in the Schedule 14D-9, and the absence of material untrue statements or omissions in this Offer to Purchase;

•
litigation;

•
finders’ fees;

•
the solvency of the Surviving Corporation at the Effective Time and immediately after the consummation of the Transactions;

•
the ownership of Shares by Paloma and us; and

•
availability of funds necessary to perform our respective obligations under the Merger Agreement, including the payment of the aggregate Offer Price and consideration payable in the Merger.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business of Goodrich
The Merger Agreement provides that, except as (i) expressly required by the Merger Agreement, (ii) as required by applicable law or to the extent necessary to comply with any obligation under any contracts made available to Paloma on or prior to the date of the Merger Agreement, (iii) otherwise with the prior written consent of Paloma (which consent will not be unreasonably withheld, conditioned or delayed), (iv) as set forth in Merger Agreement or (v) or for any action taken, or omitted to be taken, in order to comply with any COVID-19 measures, or any COVID-19 responses, as determined by Goodrich in its reasonable discretion (provided that prior to taking any such actions in reliance on clause (v), which would otherwise be prohibited, Goodrich will use reasonable best efforts to provide advance notice to and consult with Paloma in good faith with respect thereto), from the date of the Merger Agreement until the Effective Time, Goodrich will, and will cause each of its subsidiaries to, conduct the business of Goodrich and its subsidiaries, in the ordinary course of business consistent with past practice and Goodrich will not, nor will it permit any of its subsidiaries to:
•
amend Goodrich’s certificate of incorporation and bylaws or amend the certificate of incorporation and bylaws of any of Goodrich’s subsidiaries in any material respect;

•
enter into any new line of business outside the existing business of Goodrich and its subsidiaries as of the date of the Merger Agreement;

•
(i) adjust, split (including any reverse stock split), combine, subdivide, reclassify, recapitalize, exchange or readjust any shares of its capital stock, (ii) declare, authorize, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including any Shares), except for dividends by any of its wholly-owned subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of its capital stock (including any Shares) or equity securities of Goodrich or its subsidiaries;

•
(i) issue, deliver, sell, dispose, encumber, grant, confer, award or authorize the issuance, delivery, sale, disposal, encumbrance, grant, conferral or award of, any shares of any equity securities of Goodrich or its subsidiaries, other than (a) the issuance of any Shares upon the vesting of any Goodrich Phantom Stock Awards or Goodrich Performance Awards, the lapse of restrictions of any Shares upon the vesting of any Goodrich Restricted Stock Awards, or the exercise of any Warrants that are outstanding on the date of the Merger Agreement in accordance with their terms on the date of the Merger Agreement, (b) the grant of any equity awards pursuant to the Goodrich Equity Plan in the ordinary course of business, (c) the issuance of any equity securities of Goodrich to Goodrich or any other wholly-owned subsidiary of Goodrich and (d) the issuance of any Shares upon the conversion of the Convertible Notes or the exercise of any Warrants or (ii) amend or otherwise change any term of any equity securities of Goodrich or its subsidiaries (in each case, whether by merger, consolidation or otherwise);

•
except as a result of any accident or emergency, expend or incur (i) any capital expenditure or any obligation or liability in respect thereof (including without limitation in respect of any developmental drilling program), in excess of 110% of the aggregate of amounts scheduled to be expended or incurred and categorized as capital expenditure items in Goodrich’s operating and capital budget for the period set forth in the disclosure schedules to the Merger Agreement (the “O&C Budget”); (ii) any operating or maintenance expenses (excluding all expenses that constitute general and administrative expenses in accordance with GAAP (“G&A Expenses”)) in excess of 110% of the aggregate operating and maintenance expenses in the O&C Budget (excluding (G&A Expenses); or (iii) other than (x) any expenses set forth on disclosure schedules to the Merger Agreement (unless duplicative of amounts in the O&C Budget), (y) expenses payable to third parties (which, for the avoidance of doubt, shall not include employees or officers of Goodrich) and (z) expenses incurred by Goodrich in connection with the Transactions any operating expenses (including, without limitation, in respect of any salaries, bonuses or other compensation expenses) that constitute G&A Expenses in excess of 100% of the aggregate of G&A Expenses in the O&C Budget;

•
make any acquisition of (including by merger, consolidation or acquisition of stock or assets or otherwise) any person or any division or portion thereof, acquire any assets other than any capital expenditures not prohibited by the Merger Agreement and other acquisitions that do not exceed $2,000,000 individually or, for any given calendar quarter, (including the quarter commenced October 1, 2021) $7,500,000 in the aggregate, other than leases earned through acreage agreements in effect as of the date of the Merger Agreement; or otherwise merge, consolidate or amalgamate with any other person;
•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•
sell, lease, license or otherwise transfer, or dispose of, mortgage, sell and lease back or otherwise or create or incur any lien on, any of Goodrich’s or its subsidiaries’ assets, securities, properties, interests or businesses or other interests therein whether tangible or intangible (including securitizations) (other than intellectual property) that is material to Goodrich and its subsidiaries, taken as a whole, other than (i) sales of inventory in the ordinary course of business or sales of or disposals of obsolete or worthless assets at the end of their scheduled retirement, (ii) pursuant to contracts in effect on the date of the Merger Agreement, (iii) permitted liens and (iv) transfers among Goodrich and its wholly owned subsidiaries, or among the wholly owned subsidiaries of Goodrich;

•
sell, assign, license, sublicense, transfer, convey, abandon, incur any lien other than permitted liens on or otherwise dispose of or fail to maintain, enforce or protect any material owned intellectual property;

•
make any loans, advances or capital contributions to, or investments in, any other person, other than in a wholly owned subsidiary of Goodrich, investments in short term marketable securities and cash equivalents, and advances to employees in respect of travel or other related business expenses in the ordinary course of business;

•
create, incur, assume, suffer to exist, provide any guarantee of or otherwise become liable with respect to any, or repay, redeem, repurchase or otherwise retire any indebtedness for borrowed money (other than as required by its terms), excluding any (i) incurrence of indebtedness in the form of (x) borrowings to fund payment of all or any portion of certain Compensatory Obligations (as defined below) and other borrowings in the ordinary course of business under Goodrich’s credit agreement and (y) borrowings by Goodrich that are owed to any wholly-owned subsidiary of Goodrich or by any subsidiary of Goodrich that are owed to Goodrich or a wholly-owned subsidiary of Goodrich, or (ii) the creation of any liens securing any indebtedness permitted to be incurred by clause (i);

•
(i) other than in the ordinary course of business or in accordance with the O&C Budget, enter into any material contract or (ii) amend or modify in any material respect or terminate any material contract, (except the expiration or renewal of any material contract in accordance with its terms), or otherwise waive, release, relinquish or assign any material rights, claims or benefits of Goodrich or any of its subsidiaries under any material contract;

•
except to pay cash bonuses under Goodrich’s annual incentive plan and cash bonuses under the Goodrich long term cash incentive plan, in the ordinary course of business consistent with past practice or as required by the terms of any employee plan as in effect on the date of the Merger Agreement or applicable law, (i) with respect to any current or former service provider with annual base compensation in excess of $75,000, (a) materially increase any cash compensation or bonus, or severance, retention, change in control or termination payments, or (b) except as contemplated by the Merger Agreement, accelerate the vesting or payment of any equity-based awards held by any current or former service provider, (ii) establish, adopt, or enter into a, or amend in any material respect any existing, employee plan or collective bargaining agreement or (iii) recognize any new union, works council or similar employee representative with respect to any current or former service provider;

•
change Goodrich’s fiscal year or, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, methods of accounting;

•
settle, release, waive, discharge or compromise, or offer or propose to settle, release, waive, discharge or compromise, any action or threatened action (excluding any action or threatened action relating to taxes) involving or against Goodrich or any of its subsidiaries that results in a payment obligation of Goodrich or any of its subsidiaries in excess of $250,000 individually or $1,000,000 in the aggregate, or that imposes any material restrictions or limitations upon the operations or business of Goodrich or any of its subsidiaries or equitable or injunctive remedies or the admission of any criminal wrongdoing;
•
make or change any material tax election, change any annual tax accounting period, adopt (other than consistent with past practice) or change any material method of tax accounting, amend any material tax return, file a claim for a material tax refund, enter into any closing agreement with respect to material taxes, settle or compromise any action relating to material taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (other than pursuant to customary extensions of the due date to file a tax return obtained in the ordinary course of business), or surrender any right to claim a material tax refund or offset or other material reduction in tax liability;

•
take any action that would knowingly (i) result in the cancellation of existing insurance policies or insurance coverage of Goodrich or any of its subsidiaries or (ii) fail to use reasonable best efforts to maintain in full force and effect existing material insurance policies (or substantially similar replacements thereto); provided that in the event of a termination, cancellation or lapse of any material insurance policy, Goodrich will use reasonable best efforts to promptly obtain replacement policies providing substantially comparable insurance coverage with respect to the material assets, operations and activities of Goodrich and its subsidiaries as currently in effect as of the date of the Merger Agreement; or

•
agree, resolve, or commit to do any of the foregoing.

No Solicitation
Goodrich has agreed that, except as expressly permitted by the non-solicitation provisions of the Merger Agreement, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of its or their representatives to, directly or indirectly:
•
solicit, initiate or knowingly take any action to facilitate (including by way of furnishing non-public information) or encourage any inquiries or expressions of interest with respect to, or the making or submission of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

•
enter into, engage in or participate in any discussions or negotiations with, furnish any information relating to Goodrich or any of its subsidiaries or any of their respective assets or afford access to the business, properties, assets, books, records, work papers and other documents related to Goodrich or any of its subsidiaries in furtherance of or for the purpose or expectation of obtaining, otherwise cooperate in any way with, or assist, participate in, knowingly facilitate or knowingly encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal (other than to state the terms of the Merger Agreement prohibit such discussion);

•
take any such action that qualifies as an Adverse Recommendation Change (as defined below); or

•
enter into any agreement in principle, memorandum of understanding, letter of intent, indication of interest, term sheet, merger agreement, acquisition agreement, joint venture agreement, option agreement or other contract relating to or that would be reasonably expected to lead to any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Merger or any of the Transactions.

Any violation of the restrictions on Goodrich with respect to the non-solicitation provisions set forth above by any subsidiary of Goodrich or any representative of Goodrich or any of its subsidiaries, in each case, acting at the direction of Goodrich, will be a breach of the Merger Agreement.
However, prior to the Acceptance Time, Goodrich, directly or indirectly through its representatives, may (A) engage in discussions with any third party and its representatives that has made a bona fide written Acquisition Proposal that (i) did not result from a material breach of any of the non-solicitation provisions set forth in the Merger Agreement and (ii) the Goodrich Board determined in good faith, after consultation with outside legal counsel and its independent financial advisor, is or could reasonably be expected to lead to a Superior Proposal and (B) furnish to any third party and its representatives non-public information relating to Goodrich or any of its subsidiaries pursuant to a confidentiality agreement (a copy of which will be provided for informational purposes only to Paloma) with such third party and/or such representatives with terms no less favorable to Goodrich than those contained in the confidentiality agreement; provided that (1) such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the confidentiality agreement will automatically and without action by any person be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable, and (2) all such information (to the extent that such information has not been previously provided or made available to Paloma) is provided or made available to Paloma, as the case may be, promptly (and in any event within 24 hours) following the time it is provided or made available to such third party and/or such other representatives).
For purposes of the Merger Agreement, “Acquisition Proposal” means, other than the Transactions or any other proposal or offer by Paloma or Purchaser, any third party offer, proposal or inquiry relating to, or any third party indication of interest in (i) any acquisition or purchase, directly or indirectly, of 20% or more of the consolidated assets of Goodrich and its subsidiaries or (ii) any tender offer, stock purchase, merger, consolidation, amalgamation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Goodrich or any of its subsidiaries that would result in such third party becoming, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 of the rules and regulations promulgated under the 1934 Act) of 20% or more of the total voting power of the equity securities of Goodrich.
For purposes of the Merger Agreement, “Superior Proposal” means any bona fide unsolicited written Acquisition Proposal (substituting the term “50%” for the term “20%” in each instance where such term appears therein) that the Goodrich Board determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and legal, financial, regulatory and other aspects of such proposal, including conditions to consummation, are more favorable to Goodrich’s stockholders than as provided thereunder (taking into account any revisions proposed by Paloma and not withdrawn to amend the terms of the Merger Agreement).
Nothing contained in the non-solicitation provisions of the Merger Agreement will prevent the Goodrich Board from (i) complying with Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or (ii) making any disclosure to the stockholders of Goodrich if the Goodrich Board determines in good faith, after consultation with the outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under Delaware law; provided, that any such disclosure referred to in clause (i) or (ii) that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless (a) the Goodrich Board expressly reaffirms the Goodrich Board Recommendation in or in connection with such disclosure or (b) such disclosure is a “stop, look and listen” communication to the stockholders of Goodrich pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, further, the Goodrich Board will not be able to make an Adverse Recommendation Change except, in each case, to the extent permitted by the Merger Agreement.
Goodrich Board’s Recommendation; Adverse Recommendation Change
The Goodrich Board has made the Goodrich Board Recommendation that the stockholders tender their Shares into the Offer. The Goodrich Board has also agreed to include the Goodrich Board Recommendation in the Schedule 14D-9 and consented to the inclusion of the Goodrich Board Recommendation in this Offer to Purchase and documents related to the Offer.
In addition, except as expressly permitted by the non-solicitation provisions of the Merger Agreement, neither the Goodrich Board nor any committee thereof may take any of the following actions (each, a “Adverse Recommendation Change”):
•
grant any waiver or release under (or fail to use reasonable best efforts to enforce) any standstill or similar agreement with respect to any class of equity securities of Goodrich;

•
qualify, withdraw or modify in a manner adverse to Paloma or us, or propose publicly to qualify, withdraw or modify in a manner adverse to Paloma or us the Goodrich Board Recommendation;

•
adopt, endorse, approve, accept or recommend, or propose publicly to adopt, endorse, approve or recommend, any Acquisition Proposal, or resolve to take any such action;

•
publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Goodrich Board of the type contemplated by Rule 14d-9(f) under the Exchange Act;

•
following the date any Acquisition Proposal or any material modification thereto is first publicly announced, fail to issue a press release reaffirming the Goodrich Board Recommendation within seven (7) business days after a request by Paloma to do so; or

•
fail to include the Goodrich Board Recommendation in the Schedule 14D-9 when disseminated to Goodrich’s stockholders.

The Goodrich Board may in certain circumstances make an Adverse Recommendation Change in connection with (i) a Superior Proposal or (ii) in response to events, changes or developments in circumstances that are material to Goodrich and its subsidiaries, taken as a whole, that were not known to or reasonably foreseeable by the Goodrich Board as of or prior to the date hereof and becomes known to the Goodrich Board after the date of the Merger Agreement and prior to the Acceptance Time (an “Intervening Event”); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (A) changes in the market price or trading volume of the Shares, in and of itself (however the underlying reasons for such changes may constitute an Intervening Event), (B) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal, (C) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry), (D) changes in Goodrich’s reserves estimates (including categorization thereof) or production volumes as compared to expected, forecasted or previously estimated amounts, (E) changes in the value of any land or any real property interest, regardless of whether owned by Goodrich or any other person. Goodrich and the Goodrich Board in certain circumstances may also grant a waiver or release under any standstill or similar agreement with respect to any class of equity securities of Goodrich.
With respect to the foregoing, Goodrich may only take such action only if the Goodrich Board determines in good faith, after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.
From and after the date of the Merger Agreement and until the earlier to occur of the Acceptance Time and the date of termination of Merger Agreement in accordance with its terms, Goodrich will notify Paloma promptly (and in any event within 48 hours after Goodrich obtains knowledge thereof) after receipt by Goodrich (or any of its representatives) of (i) any Acquisition Proposal or (ii) any request from any person (other than Paloma or Purchaser) to discuss or negotiate with respect to an Acquisition Proposal, and thereafter will (A) keep Paloma reasonably informed, on a prompt basis (and in any event within 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or requests and will reasonably promptly (and in any event within 48 hours) apprise Paloma of the status of any such discussions or negotiations and (B) provide to Paloma as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all correspondence and other written material sent by or provided to Goodrich, its subsidiaries or representatives from any person that describes any of the terms or conditions of any Acquisition Proposal.
The Goodrich Board will not make an Adverse Recommendation Change or terminate the Merger Agreement pursuant to the terms thereof, unless (i) Goodrich notifies Paloma in writing, at least three (3) business days before taking that action, of its intention to do so, specifying in reasonable detail the reasons for such Adverse Recommendation Change and/or such termination (which notice will not constitute an Adverse Recommendation Change or termination), attaching in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of the Merger Agreement pursuant to the terms thereof, the most current version of the proposed agreement under which a Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, (ii) in the case of an Adverse Recommendation Change to be made pursuant to a Superior Proposal, such Superior Proposal did not result from a material breach of the non-solicitation provisions of the Merger Agreement, (iii) in the case of an Adverse Recommendation Change to be made pursuant to an intervening event, a reasonably detailed description of the reasons for making such Adverse Recommendation, (iv) Goodrich has negotiated, and has caused its representatives to negotiate, reasonably and in good faith with Paloma during such notice period any revisions to the terms of the Merger Agreement that Paloma proposes and has not withdrawn in response to such Superior Proposal and that would be binding on Paloma if accepted by Goodrich and (v) following the end of such notice period, the Goodrich Board will have determined, in consultation with outside legal counsel and its independent financial advisor, and giving due consideration to such revisions proposed by Paloma, that in the case of an Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of the Merger Agreement pursuant to the terms thereof, such Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming such revisions proposed by Paloma and not withdrawn were to be given effect) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal will require a new written notification from Goodrich; provided that for the purposes of such new notification all references to “three business days” will be deemed to be “two business days”); provided that for the purposes of any such new notification all references to “three business days” will be deemed to be “two business days”), and in either case, the Goodrich Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Delaware law.
Employee Matters
For the period commencing on the date of the closing and ending on the one-year anniversary of the date of the closing, Paloma will provide, or will cause its affiliates (including the Surviving Corporation) to provide, each Goodrich employee with (i) a base salary, wage or commission rate, bonus and other incentive compensation (including equity-based compensation) opportunities, in each case, that are substantially comparable to those provided to such Goodrich employee immediately prior to the closing, provided, however, that compensation by Goodrich to a Continuing Employee related to Goodrich’s emergence from bankruptcy shall not be included within the foregoing, and (ii) employee benefits (including, without limitation, all retirement benefits (other than defined benefit pension benefits or retiree medical benefits) and vacation or paid time-off) that are substantially comparable in the aggregate to the other compensation and employee benefits provided to such Goodrich employee immediately prior to the closing, provided, however, that compensation by Goodrich to a Continuing Employee related to Goodrich’s emergence from bankruptcy shall not be included within the foregoing, and (iii) severance payments and benefits upon a qualifying termination of employment that are substantially comparable to the severance payment and benefits set forth in the Merger Agreement.
From and after the Effective Time, Paloma will, or will cause its affiliates (including the Surviving Corporation) to assume and honor their respective obligations under all employment, severance, retention, bonus, change in control and other agreements, if any, between Goodrich (or a subsidiary thereof) and a Goodrich employee immediately prior to the Effective Time, including but not limited to the Goodrich Amended and Restated Officer Severance Plan and individual severance agreements.
Following the Effective Time, Paloma will use reasonable best efforts to provide (or cause to be provided) to each Goodrich employee full credit for prior service with Goodrich and its subsidiaries for all purposes under employee benefit plans maintained by Paloma or its subsidiaries for which the Goodrich employee is eligible to participate following the Effective Time (but such service credit will not be provided for benefit accrual purposes, except for determining eligibility to participate, level of benefits, vesting, vacation and severance) to the same extent as such Goodrich employee was entitled, before the Effective Time, to credit for such service under any analogous employee plan; provided that the foregoing will not apply to the extent that it would result in any duplication of benefits for the same period of service. Paloma will, and will cause its subsidiaries (including the Surviving Corporation) to (i) waive all limitations as to preexisting conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage of the Goodrich employees (and any dependents thereof) under any welfare benefit plans in which such Goodrich employees (and any dependents thereof) may be eligible to participate after the closing to the same extent such preexisting conditions, exclusions and waiting periods are waived under any analogous employee plan prior to the Effective Time and (ii) use reasonable best efforts to, provide each Goodrich employee with credit for any co-payments and deductibles paid by such Goodrich employee during the calendar year in which the Effective Time occurs under the relevant welfare benefit plans in which such Goodrich employee is eligible to participate from and after the Effective Time to the same extent as such Goodrich employee was entitled, prior the Effective Time, to credit of such co-payments or deductibles under any analogous employee plan.
Prior to the Effective Time, Goodrich will take such actions as Paloma may reasonably request so as to enable Paloma or the Surviving Corporation, as the case may be, to effect such actions relating to Goodrich’s 401(k) Plans (each, a “Goodrich 401(k) Plan”) as Paloma may deem necessary or appropriate, which may include having Goodrich terminate such plan prior to the Effective Time. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of actions related to the Goodrich 401(k) Plan will be subject to Paloma’s prior review and approval (which approval will not be unreasonably withheld, conditioned or delayed).
Paloma will permit, as soon as practicable following the Effective Time, each Goodrich employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash and, to the extent permitted under the terms of the plan documents (including any applicable Paloma or Surviving Corporation plan documents), participant loans in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Goodrich employee from any Goodrich 401(k) Plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Goodrich or any of its affiliates (the “Paloma 401(k) Plan”). Paloma will cause the Paloma 401(k) Plan to accept rollovers by Goodrich employees from any Goodrich 401(k) Plan, including, to the extent permitted under the terms of the plan documents (including any applicable Paloma or Surviving Corporation plan documents), participant loans, after the Effective Time.
Subject to and in compliance with the provisions for substantially comparable compensation, benefits and severance, upon request by Paloma in writing prior to the Effective Time, Goodrich shall cooperate in good faith with Paloma prior to the Effective Time to amend, freeze, terminate or modify any other Goodrich Employee Plan to the extent and in the manner determined by Paloma effective upon the Effective Date (or at such time as mutually agreed upon by Paloma and Goodrich) and consistent with applicable Law. Goodrich shall provide Paloma with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated to amend, freeze, terminate or modify any other Goodrich Employee Plan, as applicable, and give Paloma a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Effective Date, Goodrich shall provide Paloma with the final documentation evidencing that the actions contemplated therein have been effectuated.
Nothing contained in the employee provisions of the Merger Agreement, (i) is intended to or will confer upon any person other than the parties hereto, including any current or former service provider, Goodrich employee, any right, benefit or remedy of any nature whatsoever under or by reason of the Merger Agreement, (ii) will establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any employee plan or other benefit plan, program, agreement or arrangement, (iii) will alter or limit the ability of Paloma or any of its subsidiaries (or, following the Effective Time, Goodrich or any of its subsidiaries) to amend, modify or terminate any employee plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) will create any obligation on the part of Paloma or its subsidiaries (or, following the Effective Time, Goodrich or any of its subsidiaries) to employ or engage any service provider for any period following the Effective Time.
At the closing, Goodrich will be permitted to pay all amounts due pursuant to its obligation under the agreements and compensatory plans described in Section 5.18(l) of the Goodrich Disclosure Schedule (“Compensatory Obligations”). If and to the extent that at the closing, Goodrich is unable to pay the Compensatory Obligations either out of Goodrich’s cash on hand in excess of $5,000,000 or out of borrowings pursuant to the Goodrich credit agreement (to the extent the Goodrich credit agreement remains in effect with available borrowing capacity thereunder at and following the closing), at the closing, Paloma or Purchaser will deposit funds with Goodrich in an aggregate amount sufficient to allow Goodrich to satisfy the Compensatory Obligations without reducing its cash on hand to an amount below $5,000,000, which funds so deposited by Paloma or Purchaser shall immediately be used to satisfy such obligations.
Rule 14d-10(d) Matters
Prior to the Effective Time, Goodrich will take all steps that may be necessary or advisable to cause each employee plan pursuant to which consideration is payable to any officer, director or employee entered into by Goodrich or any of its subsidiaries on or after the date of the Merger Agreement to be approved or ratified as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act in a manner that satisfies the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.
Parent Support
Paloma may not (x) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any shares of Goodrich owned by it or (y) take any action that would result in any such shares ceasing to be “Excluded stock” under Section 251(h) of the DGCL.
Except for the enforcement of and as contemplated by any Tender and Support Agreement, and except as contemplated by this Agreement or certain documents related to the Offer, Paloma and Purchaser may not, and shall not permit any of their affiliates to, seek to call a meeting of stockholders of Goodrich or make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are interpreted in the proxy rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Goodrich.
Efforts to Close the Transaction
Each of Goodrich and Paloma have agreed use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Transactions and to cause the conditions to the Offer and the Merger to be satisfied, including preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all permits required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the Transactions.
Goodrich and Paloma will reasonably cooperate with one another (i) in connection with the preparation of the documents required to be filed by Goodrich with the SEC or required to be distributed or otherwise disseminated by Goodrich to Goodrich’s stockholders in connection with the Transactions, including the Schedule 14D-9 to be filed with the SEC in connection with the Offer, and any amendments or supplements thereto (collectively, the “Goodrich Disclosure Documents”) and this Offer to Purchase and a form of letter of transmittal and summary advertisement (and any other appropriate ancillary documents) (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions. In addition, Goodrich and Paloma will use their respective reasonable best efforts to take such actions or make any such filings and furnish information required in connection therewith or with the Goodrich Disclosure Documents or the Offer Documents, and seek to timely obtain such actions, consents, approvals or waivers from parties under such material contracts, neither party will be required to expend money or modify, amend or otherwise alter the term or provision of any such contracts to obtain any such actions, consents, approvals or waivers.
Paloma will use its reasonable best efforts to take, or cause its affiliates to take, all actions and to do, or cause its affiliates to do, all things reasonably necessary to obtain, and close concurrently with the closing, the Equity Financing described in the Equity Commitment Letter on the terms and conditions set forth therein, including (i) to maintain in effect the Equity Commitment Letter until the consummation of the transactions (including the closing) contemplated by the Merger Agreement, (ii) to satisfy on a timely basis all of the conditions to funding of the Equity Financing in the Equity Commitment Letter that are applicable to Paloma, and (iii) subject to the satisfaction of the conditions to funding of the Equity Financing in the Equity Commitment Letter, to consummate the Equity Financing no later than the date on which the closing is required to occur pursuant to the Merger Agreement. Without the prior consent of Goodrich, Paloma will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Equity Commitment Letter and will not replace or terminate in whole or in part, the Equity Commitment Letter.
Takeover Statutes
Goodrich, Paloma and us have agreed that if any state takeover law or similar law is or may become applicable to the Offer, the Merger or any of the Transactions, each of Goodrich, Paloma and us and the respective members of their boards of directors will, to the extent permitted by applicable law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.
Indemnification and Insurance
Paloma will, and will cause the Surviving Corporation, and the Surviving Corporation agreed to do the following:
•
for six years after the Effective Time, Paloma will, and will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Goodrich (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware law or any other applicable law or provided under Goodrich’s certificate of incorporation and bylaws in effect on the date of the Merger Agreement; provided that such indemnification will be subject to any limitation imposed from time to time under applicable law. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Paloma will, and will cause the Surviving Corporation to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, Action, suit, proceeding or investigation, provided such person agrees to reimburse the Surviving Corporation if it is ultimately determined such Indemnified Person is not entitled to indemnification in respect of such claim, Action, suit, proceeding or investigation;

•
for six years after the Effective Time, Paloma will cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement;

•
from and after the Effective Time, Paloma will, and will cause the Surviving Corporation and its subsidiaries to honor and comply with their respective obligations under any indemnification agreements with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder without the prior approval of such Indemnified Person;

•
prior to the Effective Time, Goodrich will or, if Goodrich is unable to, Paloma will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Goodrich’s existing directors’ and officers’ insurance policies and Goodrich’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Goodrich’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Goodrich or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby); provided that Goodrich will give Paloma a reasonable opportunity to participate in the selection of such tail policy and Goodrich will give reasonable and good faith consideration to any comments made by Paloma with respect thereto. If Goodrich or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation will continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date of the Merger Agreement with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Goodrich’s existing policies as of the date of the Merger Agreement, or the Surviving Corporation will purchase from Goodrich’s current insurance carrier or from an insurance carrier with the same or better credit rating as Goodrich’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in Goodrich’s existing policies as of the date of the Merger Agreement. Notwithstanding the foregoing, in no event will Paloma or the Surviving Corporation be required to, and in no event will Goodrich be permitted to, without Paloma’s prior written consent, expend for the policies pursuant to the terms of the Merger Agreement an aggregate premium amount in excess of 300% of the amount per annum Goodrich paid in its last full fiscal year; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount;
•
if Paloma, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Paloma or the Surviving Corporation, as the case may be, will assume the obligations set forth in the Merger Agreement; and

•
the rights of each Indemnified Person under the Merger Agreement will be in addition to any rights such person may have under the certificate of incorporation and bylaws of Goodrich or any of its subsidiaries, under Delaware law or any other applicable law or under any agreement of any Indemnified Person with Goodrich or any of its subsidiaries. These rights will survive consummation of the Merger and are intended to benefit, and will be enforceable by, each Indemnified Person, his or her heirs and his or her representatives.

Resignations
Goodrich has agreed to promptly take all reasonable actions necessary to effect the appointment of Paloma’s designees as directors of Goodrich at any time after the Effective Time, including requesting the directors of Goodrich to resign effective at such time and appointing Paloma’s designees as such directors’ successors.
Other Covenants
The Merger Agreement contains other customary covenants, including covenants relating to (i) public announcements, (ii) further assurances, (iii) merger without meeting of stockholders, (iv) matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder, (v) stockholder litigation, (vi) derivative matters, (vii) notification of certain matters and (viii) tax matters.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
•
by mutual written agreement of each of Goodrich and Paloma;

•
by either Goodrich or Paloma if (i) the Acceptance Time has not occurred on or before May 22, 2022 (such time and date, the “End Date”); provided, that the right to terminate the Merger Agreement in accordance with its terms will not be available to any party whose breach of any provision of the Merger Agreement has proximately caused or resulted in the failure of the Acceptance Time to occur by such time or (ii) any injunction or other order issued by a governmental authority of competent jurisdiction or applicable law or legal prohibition will be in effect that prohibits, enjoins, restrains or makes illegal the consummation of the Merger or the Offer and with respect to any injunction or order, such injunction or order will have become final and nonappealable; provided that the right to terminate the Merger Agreement will not be available to any party whose material breach of any representation, covenant or obligation of such party set forth in the Merger Agreement is attributable to such final and nonappealable injunction or order;

•
by Paloma, if, prior to the Acceptance Time (i) the Goodrich Board has failed to include the Goodrich Board Recommendation in the Schedule 14D-9 when mailed, or will have effected an Adverse Recommendation Change; provided that, at the time at which Paloma would otherwise exercise such termination right, neither Paloma nor us are in material breach of its or their obligations under the Merger Agreement; or (ii) a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or agreement on the part of Goodrich set forth in the Merger Agreement will have occurred that would cause the conditions set forth in clauses (C) or (D) of Annex I of the Merger Agreement not to be satisfied and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by Goodrich within 30 days after receipt by Goodrich of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Paloma or us are not in material breach of its or their obligations under the Merger Agreement; and

•
by Goodrich, prior to the Acceptance Time (i) if the Goodrich Board has made an Adverse Recommendation Change in order to accept a Superior Proposal and concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction for a Superior Proposal; provided that Goodrich has complied with the no solicitation provisions of the Merger Agreement and paid the termination fee to Paloma in immediately available funds immediately before or simultaneously with and as a condition to such termination, or (ii) if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or agreement on the part of Paloma or us set forth in the Merger Agreement has occurred and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by Paloma or us within 30 days after receipt by Paloma of written notice of such breach or failure; provided that, at the time of the delivery of such notice, Goodrich is not be in material breach of its obligations under the Merger Agreement.

Effects of Termination
If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties thereto; provided that, subject to Section 12.04(b)(iii) of the Merger Agreement, if such termination will result from (i) the fraud of any party or (ii) a knowing and intentional breach by any party, such party will be fully liable for any and all liabilities and damages at law or in equity (which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs).The provisions related to the effects of termination, and Article 12 of the Merger Agreement (but, in the case of Section 12.13 of the Merger Agreement, only to the extent relating to obligations required to be performed after termination) will survive any termination pursuant to the termination provisions of the Merger Agreement.
Termination Fees
A termination fee of $15 million (the “Termination Fee”) will be payable only if the Merger Agreement is terminated under one of the following circumstances:
(i)
by Paloma or Goodrich if the Acceptance Time has not occurred on or before the End Date or by Paloma pursuant to a breach of the Merger Agreement by Goodrich, each in accordance with the terms of the Merger Agreement, if (a) after the date of the Merger Agreement and prior to such termination, an Acquisition Proposal has been publicly announced or otherwise been communicated to the Goodrich Board and has become publicly known, and, in either case, such Acquisition Proposal has not been unconditionally withdrawn prior to such termination and (b) within 12 months following the date of such termination, Goodrich or any of its subsidiaries has entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal which Acquisition Proposal has been consummated (provided that for purposes of this clause (b), each reference to “25%” in the definition of Acquisition Proposal will be deemed to be a reference to “50%”);
(ii)
by Goodrich pursuant to a termination of the Merger Agreement in connection with a Superior Proposal; or

(iii)
by Paloma pursuant to a termination of the Merger Agreement in connection with an Adverse Recommendation Change.

Goodrich will pay, or cause to be paid, to Paloma any Termination Fee as follows: (1) in the case of paragraph (i) above, prior to or concurrently with the earliest to occur of the events specified in clauses (a) and (b) therein, (2) in the case of paragraphs (ii) above, concurrently with such termination.
Goodrich will pay, or cause to be paid, to Paloma any Termination Fee in the case of paragraph (iii) above, within two (2) business days after such termination.
Specific Performance
We, Paloma and Goodrich are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which we and they are entitled under the terms of the Merger Agreement, at law or in equity. To the extent any party thereto brings an action to enforce specifically the performance of the terms and provisions of the Merger Agreement (other than an action to enforce specifically any provision that expressly survives termination of the Merger Agreement), the End Date will automatically be extended to (i) the 20th business day following the resolution of such action (if the End Date would otherwise occur on or prior to such date) or (ii) such other time period established by the court presiding over such action.
Fees and Expenses
Except as provided in this Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination Fees,” regardless of whether the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees and expenses.
Governing Law
The Merger Agreement is governed by Delaware law.
Confidentiality Agreement
The following summary description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Purchaser and Paloma” above.
On August 19, 2021, an affiliate of Paloma and Goodrich entered into the Confidentiality Agreement. Under the terms of the Confidentiality Agreement, an affiliate of Paloma agreed, subject to certain exceptions, to keep confidential certain non-public information relating to Goodrich in connection with a possible transaction with Goodrich. The Confidentiality Agreement included customary “standstill” provisions applicable to Paloma.

Purchase Agreement
The following summary description of the Purchase Agreement is qualified in its entirety by reference to such Purchase Agreement, a copy of which is filed as Exhibit (d)(7) to the Schedule TO and is incorporated herein by reference, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Purchaser and Paloma” above.
Pursuant to the Purchase Agreement, Paloma purchased from LS Power 1,838,510 Shares (the “Paloma Shares”). As a result based on the number of shares outstanding as of November 17, 2021, and excluding any Shares issuable upon the conversion of the Convertible Notes, Paloma owned 12.8% of the total Shares outstanding upon the consummation of the purchase of the Paloma Shares.
Tender and Support Agreements
The following summary description of the Tender and Support Agreements is qualified in its entirety by reference such Tender and Support Agreements, copies of which are filed as Exhibit (d)(3), Exhibit (d)(4) and Exhibit (d)(5) to the Schedule TO and are incorporated herein by reference, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Purchaser and Paloma” above.
Concurrently with entering into the Merger Agreement, we and Paloma entered into a Tender and Support Agreement with Franklin Advisors, Inc. (“Franklin”), Anchorage Illiquid Opportunities V, L.P., AIO V AIV 1 Holdings, L.P., and certain directors of Goodrich and certain members of Goodrich’s management (collectively, the “Supporting Stockholders”). The Supporting Stockholders beneficially own, in the aggregate, Shares representing approximately 41% of all outstanding Shares, after giving effect to the conversion of the Convertible Notes owned by one of the Supporting Stockholders (who has agreed to convert its Convertible Notes and tender, pursuant to the Offer, the Shares issued upon conversion), based upon information provided by Goodrich and the Supporting Stockholders, as set forth below:
Stockholder	Shares	Principal Amount Convertible Notes
Franklin Advisors, Inc.	2,233,995	$28,180,474
Anchorage Illiquid Opportunities V, L.P.	556,548	—
AIO V AIV 1 Holdings, L.P.	593,542	—
Walter G. Goodrich	693,353	—
Robert C. Turnham, Jr.	681,623	—
Michael J. Killelea	188,963	—
Ronald F. Coleman	66,743	—
K. Adam Leight	50,243	—
Timothy D. Leuliette	47,743	—
Jeffrey S. Serota	15,391	—
Edward J. Sondey	15,391	—
Thomas M. Souers	47,743	—
Kristen M. McWatters	10,171	—
The Tender and Support Agreements provide that each Supporting Stockholder will validly tender (or cause to be tendered) pursuant to the Offer its Subject Shares pursuant to the terms of the Offer as soon as practicable, but no later than ten (10) business days following commencement of the Offer (unless such Shares are acquired at a later date). The term “Subject Shares” means, with respect to a Supporting Stockholder, means shares of Goodrich common stock that on the date of the Tender and Support Agreements have been issued and are outstanding and beneficially owned by any Stockholder, together with any unissued shares of Goodrich common stock that are hereafter issued to or otherwise directly or indirectly acquired by, or become beneficially owned by, any Stockholder during the support period, including, without limitation, any shares of Goodrich common stock acquired by such Stockholder (i) upon the exercise of any Warrants after the date the Tender and Support Agreement, (ii) in the case of Franklin only, upon the conversion or exchange of the Convertible Notes, or (iiii) by means of any purchase, dividend, distribution, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction, in one or a series of related transactions, of or by Goodrich or otherwise.
In addition, each Supporting Stockholder agrees, in the event there is any vote of Goodrich stockholders, will not vote any Subject Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, other than the Merger and the Transactions, (ii) corporate action or proposal submitted for approval by stockholders of Goodrich (including, without limitation, any amendment to Goodrich’s certificate of incorporation or bylaws), the consummation of which could impede, interfere with, prevent or delay the consummation of the Transactions, including, without limitation, the Merger and the purchase of all shares of Goodrich Common Stock validly tendered pursuant to the Tender Offer and not withdrawn, or (iii) other corporate action or proposal submitted for approval by stockholders of Goodrich, substantially facilitating any of the foregoing matters described in the immediately preceding clauses (i) or (ii), or that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under the Tender and Support Agreement. Each Stockholder will ensure that, during the support period, any other person having voting power with respect to any of such Stockholder’s Subject Shares will not vote any of such Subject Shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (a) through (c) of the preceding sentence.
The Tender and Support Agreements automatically terminate upon the earlier to occur of (i) the mutual written agreement of Paloma and the Stockholders, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Effective Time (iv) the occurrence of an Adverse Recommendation Change in compliance with the provisions of the Merger Agreement and (v) the date of any amendment to the Merger Agreement that reduces the Offer Price or the Merger Consideration or changes the form of consideration payable in the Offer to Purchase. Upon termination of the Tender and Support Agreement, no party will have any further obligations or liabilities under the Tender and Support Agreement; provided, however, that (a) nothing set forth in the termination provisions of the Tender and Support Agreements relieves any party thereto from an liability for any fraud or willful and material breach of any provision of the Tender and Support Agreements prior to such termination hereof, and (b) the waiver of appraisal and dissenters’ rights and actions and termination provisions will survive any termination of the Tender and Support Agreement. The representations and warranties therein will not survive the termination of the Tender and Support Agreement.
12.   Purpose of the Offer; Plans for Goodrich.
Purpose of the Offer
We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Goodrich while allowing Goodrich’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. The Merger will be governed by Section 251(h) of the DGCL. Accordingly, Paloma, we and Goodrich have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of stockholders of Goodrich in accordance with Section 251(h) of the DGCL after consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement.
Holders of Shares who tender their Shares pursuant to the Offer will cease to have any equity interest in Goodrich and will no longer participate in the future growth of Goodrich. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in Goodrich and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware law.
Plans for Goodrich
The Merger Agreement provides that, following the Acceptance Time and subject to the conditions set forth in the Merger Agreement, we will be merged with and into Goodrich and that, following the Merger and until thereafter amended, (i) the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation, except that the name of the corporation set forth therein will be changed to “Goodrich Petroleum Corporation”, and (ii) the bylaws of Purchaser in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein will be changed to “Goodrich Petroleum Corporation”. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws.”
From and after the Effective Time, until successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (i) the our officers immediately prior to the Effective Time will be the officers of the Surviving Corporation and (ii) unless otherwise determined by Paloma prior to the Effective Time, our directors immediately prior to the Effective Time will be the directors of the Surviving Corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Changes of Directors and Officers in Connection with the Offer and the Merger.”
It is expected that, initially following the Merger, the business and operations of Goodrich will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Paloma will continue to evaluate the business and operations of Goodrich during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing, including running the business and operations of Goodrich as a wholly owned subsidiary, as of and following the Effective Time.
Except as described above or elsewhere in this Offer to Purchase, neither we nor Paloma has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Goodrich or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Goodrich or any of its subsidiaries, (iii) any change in the Goodrich Board or management of Goodrich, (iv) any material change in Goodrich’s capitalization or (v) any other material change in Goodrich’s corporate structure or business.
13.   Certain Effects of the Offer.
Market for Shares.  If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Paloma and Goodrich intend to consummate the Merger as soon as practicable after the consummation of the Offer.
NYSE American Listing.  The Shares are currently listed on the NYSE American. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Acceptance Time), the Shares will no longer meet the requirements for continued listing on the NYSE American because we will be the only stockholder. The NYSE American requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, we intend and will cause Goodrich to delist the Shares from the NYSE American.
Exchange Act Registration.  The Shares are currently registered under the Exchange Act. As a result, Goodrich currently files periodic reports on account of the Shares. Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Paloma and Goodrich will consummate the Merger as soon as practicable, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as soon as practicable and expect to take steps to cause the suspension of all of Goodrich’s reporting obligations under the Exchange Act. Goodrich may continue to have reporting obligations under the terms of the indentures governing its outstanding notes. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Goodrich may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) Goodrich is not otherwise required to furnish or file reports under the Exchange Act.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Following the Offer (and prior to the Effective Time), the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
14.   Dividends and Distributions.
As described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Goodrich,” the Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, except as expressly required by the Merger Agreement, as required by applicable law, or otherwise with the prior written consent of Paloma (which consent will not be unreasonably withheld, conditioned or delayed), Goodrich will not, and will not permit any of its subsidiaries to, declare, set aside, make or pay any dividend or other distribution with respect to the outstanding Shares, except for dividends by any of Goodrich’s wholly-owned subsidiaries.
15.
Conditions to the Offer.

Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares unless all of the following conditions have been satisfied:
•
immediately prior to the expiration of the Offer, there will have been validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 251(h) of the DGCL) and not validly withdrawn, a number of Shares that, together with the Shares owned by Paloma, represent more than one-half (1/2) of all Shares then outstanding (the “Minimum Condition”);

•
there will not be in effect any injunction or other order issued by a court of competent jurisdiction in the United States prohibiting the consummation of the Offer or the Merger;

•
the representations and warranties of Goodrich set forth in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), the first sentence of Section 5.05(b) (Capitalization), Section 5.23 (Finders’ Fees), Section 5.24 (Opinion of Financial Advisor) and Section 5.25 (Antitakeover Statutes) of the Merger Agreement will be true and correct in all material respects at and as of the Acceptance Time as if made on and as of the Acceptance Time (except to the extent that any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (ii) the representations and warranties of Goodrich set forth in the first, second and fourth sentences of Section 5.05(a) of the Merger Agreement will be true and correct in all respects (except for de minimis inaccuracies) at and as of the Acceptance Time as if made on and as of the Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (iii) the representation and warranty of Goodrich set forth in Section 5.10(b) will be true and correct in all respects; and (iv) the representations and warranties of Goodrich set forth in the Merger Agreement (other than those referred to in clauses (i) through (iii) above) will be true and correct (disregarding for this purpose all “Goodrich Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) at and as of the Acceptance Time as if made on and as of the Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Goodrich Material Adverse Effect (collectively, the “Representations and Warranties Conditions”);

•
Goodrich will not have materially breached or failed to perform in all material respects its obligations under the Merger Agreement prior to such time (the “Covenant Condition”);

•
Goodrich will have delivered to Paloma a certificate signed by an authorized officer of Goodrich dated as of the date on which the Acceptance Time occurs certifying that Representations and Warranties and Covenant Condition exist;

•
if a protective Section 336(e) election is requested by Paloma in accordance with the Merger Agreement, Goodrich will have delivered to Paloma a written, binding agreement by and between Goodrich and Goodrich Petroleum Company, L.L.C. to make a protective Section 336(e) election consistent with Treasury Regulations Section 1.336-2(h)(1)(i);

•
since the date of the Merger Agreement, there has not been a Goodrich Material Adverse Effect that is continuing; or

•
the Merger Agreement will not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Paloma and us, except for the condition that the Merger Agreement will not have been terminated in accordance with its terms, and may be waived by Paloma and us, in whole or in part at any time and from time to time, in the sole discretion of Paloma and us; subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.
16.   Adjustments to Prevent Dilution.
In the event that, notwithstanding Goodrich’s covenant to the contrary (See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Goodrich”), between the date of the Merger Agreement and the Effective Time, Goodrich changes the number of outstanding Shares by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Offer Price and the consideration payable in the Merger will be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.
17.   Certain Legal Matters; Regulatory Approvals.
General
Except as described in this Section 17, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on our and Paloma’s review of publicly available filings by Goodrich with the SEC and other information regarding Goodrich, we are not aware of any governmental license or regulatory permit that appears to be material to Goodrich’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, any such approval or other action, if needed, may not be obtained or may not be obtained without substantial conditions, and failure to obtain any such approvals or take any such other actions might result in adverse consequences to Goodrich’s business, or might result in a requirement to dispose of certain parts of Goodrich’s business, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”
Litigation
Goodrich will as promptly as practicable advise Paloma orally and in writing of any claim, action, suit or proceeding (including derivative claims) commenced or, to the knowledge of Goodrich, threatened against Goodrich and/or its directors or executive officers relating to the Merger Agreement and the Transactions and will keep Paloma promptly and reasonably informed regarding any such claim, action, suit or proceeding. Goodrich will give Paloma the opportunity to participate in the defense or settlement of any such claim, action, suit or proceeding and shall give due consideration to Paloma’s views with respect thereto. Goodrich will not agree to any settlement of any such claim, action, suit or proceeding without Paloma’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed.
State Takeover Statutes
Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three (3) years following the time such person became an interested stockholder. These restrictions will not be applicable to the Offer and Merger because Goodrich’s certificate of incorporation includes a provision opting out of Section 203 of the DGCL.
A number of other states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.
We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any other state takeover laws or regulations. If any government official or third-party should seek to apply any such state takeover law to the Offer or the Merger or any of the Transactions, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”
Appraisal Rights
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) properly follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value, in lieu of the consideration that such holder of Shares would be entitled to receive pursuant to the Merger Agreement.
The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
As will be described more fully in the Schedule 14D-9 and Section 262 of the DGCL, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:
•
within the later of the consummation of the Offer, which will occur on the date on which acceptance and payment for the Shares occurs, and 20 days after the date of mailing of such notice, deliver to Goodrich a written demand for appraisal of Shares held, which demand must reasonably inform Goodrich of the identity of the stockholder and that the stockholder is demanding appraisal of such stockholder’s Shares;

•
not tender their Shares in the Offer; and

•
continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as an Annex to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
Stockholder Approval Not Required
Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including, among others, that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Goodrich will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Goodrich. Following the Acceptance Time and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Paloma and Goodrich will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of stockholders of Goodrich in accordance with Section 251(h) the DGCL.
18.
Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses and customary indemnification against certain liabilities in connection with the Offer.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither we nor Paloma will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.
19.
Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.
No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.
We and Paloma have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Goodrich pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Goodrich Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and Goodrich may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.
Paloma VI Merger Sub, Inc.
November 24, 2021

ANNEX A
CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PALOMA PARTNERS VI HOLDINGS, LLC
Set forth in the table below are the names, current principal occupations and material positions held during the past five (5) years for each of the directors and executive officers of Paloma Partners VI Holdings, LLC. The business address and telephone number for each director and executive officer of Paloma Partners VI Holdings, LLC is: 1100 Louisiana Street, Suite 5100, Houston, TX 77002, telephone 713-650-8500.
Each director and executive officer of Paloma Partners VI Holdings, LLC is a citizen of the United States of America.
During the past five (5) years, to the best of our knowledge and belief, and after reasonable inquiry, we do not believe that any of the persons listed below have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor have they been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that has resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
EXECUTIVE OFFICERS OF PALOMA PARTNERS VI HOLDINGS, LLC
Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Christopher N. O’Sullivan........	2021 – Present	President, Chief Executive Officer & Director Paloma Partners VI Holdings, LLC
	2021 – Present	President, Chief Executive Officer & Administrative Officer Paloma Resources VI, LLC
	2020 – Present	President, Chief Executive Officer & Director Paloma Partners V Holdings, LLC
	2014 – Present	President, Chief Executive Officer & Director Paloma Partners IV Holdings, LLC
	2004 – Present	President, Chief Executive Officer & Administrative Officer Paloma Resources, LLC
Mark J. Gabrisch......................	2021 – Present	Executive Vice President, Land and Legal & Director Paloma Partners VI Holdings, LLC
	2021 – Present	Executive Vice President, Land and Legal Paloma Resources VI, LLC
	2020 – Present	Executive Vice President, Land and Legal & Director Paloma Partners V Holdings, LLC
	2014 – Present	Executive Vice President, Land and Legal Paloma Partners IV Holdings, LLC
	2006 – Present	Executive Vice President, Land and Legal Paloma Resources, LLC
Scott W. Smith.........................	2021 – Present	Executive Vice President, Business Development Paloma Partners VI Holdings, LLC
	2021 – Present	Executive Vice President, Business Development Paloma Resources VI, LLC
	2021 – Present	Executive Vice President, Business Development Paloma Partners V Holdings, LLC
	2021 – Present	Executive Vice President, Business Development Paloma Resources, LLC
	2018 – 2020	Managing Partner Cascade Resources Partners, LLC

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
	2007 – 2018	President & Chief Executive Officer Vanguard Natural Resources, LLC
Robert E. Poirrier, Jr................	2021 – Present	Vice President, Chief Financial Officer & Treasurer Paloma Partners VI Holdings, LLC
	2021 – Present	Vice President, Chief Financial Officer & Treasurer Paloma Resources VI, LLC
	2020 – Present	Vice President, Chief Financial Officer & Treasurer Paloma Partners V Holdings, LLC
	2014 – Present	Vice President, Chief Financial Officer & Treasurer Paloma Partners IV Holdings, LLC
	2012 – Present	Vice President, Chief Financial Officer & Treasurer Paloma Resources, LLC

BOARD OF MANAGERS OF PALOMA PARTNERS VI HOLDINGS, LLC
Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Christopher N. O’Sullivan........	2021 – Present	President, Chief Executive Officer & Director Paloma Partners VI Holdings, LLC
	2021 – Present	President, Chief Executive Officer & Administrative Officer Paloma Resources VI, LLC
	2020 – Present	President, Chief Executive Officer & Director Paloma Partners V Holdings, LLC
	2014 – Present	President, Chief Executive Officer & Director Paloma Partners IV Holdings, LLC
	2004 – Present	President, Chief Executive Officer & Administrative Officer Paloma Resources, LLC
Mark J. Gabrisch......................	2021 – Present	Executive Vice President, Land and Legal & Director Paloma Partners VI Holdings, LLC
	2021 – Present	Executive Vice President, Land and Legal Paloma Resources VI, LLC
	2020 – Present	Executive Vice President, Land and Legal & Director Paloma Partners V Holdings, LLC
	2014 – Present	Executive Vice President, Land and Legal Paloma Partners IV Holdings, LLC
	2006 – Present	Executive Vice President, Land and Legal Paloma Resources, LLC
Douglas E. Swanson, Jr...........	1999 – Present	Managing Partner EnCap Investments L.P.
Kyle M. Kafka.........................	2006 – Present	Partner EnCap Investments L.P.
Bryan T. Stahl..........................	2012 – Present	Director EnCap Investments L.P.

ANNEX B
CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PURCHASER
Set forth in the table below are the names, current principal occupations and material positions held during the past five (5) years for each of the directors and executive officers of Paloma VI Merger Sub, Inc.. The business address and telephone number for each director and executive officer is: 1100 Louisiana Street, Suite 5100, Houston, TX 77002, telephone 713-650-8500.
Each director and executive officer of Paloma VI Merger Sub, Inc. is a citizen of the United States of America.
During the past five (5) years, to the best of our knowledge and belief, and after reasonable inquiry, we do not believe that any of the persons listed below have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor have they been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that has resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
EXECUTIVE OFFICERS AN DIRECTORS OF PALOMA VI MERGER SUB, INC.
Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Christopher N. O’Sullivan........	2021 – Present	Chief Executive Officer and Director Paloma VI Merger Sub, Inc.
	2021 – Present	President, Chief Executive Officer & Director Paloma Partners VI Holdings, LLC
	2021 – Present	President, Chief Executive Officer & Administrative Officer Paloma Resources VI, LLC
	2020 – Present	President, Chief Executive Officer & Director Paloma Partners V Holdings, LLC
	2014 – Present	President, Chief Executive Officer & Director Paloma Partners IV Holdings, LLC
	2004 – Present	President, Chief Executive Officer & Administrative Officer Paloma Resources, LLC
Robert E. Poirrier, Jr................	2021 – Present	Chief Financial Officer Paloma VI Merger Sub, Inc.
	2021 – Present	Vice President, Chief Financial Officer & Treasurer Paloma Partners VI Holdings, LLC
	2021 – Present	Vice President, Chief Financial Officer & Treasurer Paloma Resources VI, LLC
	2020 – Present	Vice President, Chief Financial Officer & Treasurer Paloma Partners V Holdings, LLC
	2014 – Present	Vice President, Chief Financial Officer & Treasurer Paloma Partners IV Holdings, LLC
	2012 – Present	Vice President, Chief Financial Officer & Treasurer Paloma Resources, LLC

B-1

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A STOCKHOLDER OF GOODRICH OR SUCH STOCKHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE DEPOSITARY AS FOLLOWS:
If delivering by hand, express mail, courier, or other expedited service:	If delivery by mail:
American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
Other Information:
Questions and requests for assistance and additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders Call Toll-Free: (866) 207-2356
Banks and Brokers Call: (212) 269-5550
Email: GDP@dfking.com

B-2